STOCK PURCHASE AGREEMENT



                                  by and among

            R & H Trust Co (Jersey) Limited, as Trustee, as a Seller
                  HB Marketing & Franchising L.P., as a Seller
                         697163 Alberta Ltd, as a Seller
                        William C. Burkhardt, as a Seller
                           Austin Quality Foods, Inc.

                                       and



                       Keebler Foods Company, as Purchaser

















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                                TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
1.  Sale and Purchase
       1.1   Sale and Purchase of the Shares
       1.2   Closing
       1.3   Purchase Price Adjustment

2.  Representations and Warranties of the Sellers
       2.1   Representations Regarding the Sellers
       2.2   No Conflicts; Consents and Approvals, etc
       2.3   Corporate Status of the Companies
       2.4   The Shares
       2.5   Subsidiaries
       2.6   Financial Statements
       2.7   Absence of Undisclosed Liabilities
       2.8   Real Property; Assets
       2.9   Contracts
       2.10  Employment Agreements and Benefits, etc.
             2.10.1  Employment Agreements and Plans
             2.10.2  ERISA
             2.10.3  Compliance
             2.10.4  Tax Qualification
       2.11  Intellectual Property
       2.12  Governmental Authorizations; Compliance with Law
       2.13  Litigation
       2.14  Taxes
             2.14.1  Definitions
             2.14.2  Tax Returns
             2.14.3  No Consolidated Group
             2.14.4  Tax Audits
             2.14.5  Statute of Limitations
             2.14.6  Accounting Method
             2.14.7  No Consent Election
             2.14.8  Member of Partnership
             2.14.9  Closing Statements
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       2.15  Absence of Changes
       2.16  Environmental Compliance and Conditions
       2.17  Banking and Agency Arrangements
       2.18  Affiliate Transactions
       2.19  Brokers
       2.20  Inventories
       2.21  Accounts Receivable
       2.22  Year 2000 Compliance

3.  Representations and Warranties of the Purchaser
       3.1   Corporate Status and Authority
       3.2   No Conflicts; Consents and Approvals, etc.
       3.3   Financial Ability to Perform
       3.4   Litigation
       3.5   Purchase for Investment
       3.6   Brokers

4.  Covenants
       4.1   Satisfaction of Closing Conditions
       4.2   Conduct of Business, etc.
       4.3   Access and Information
       4.4   Supplements to Disclosures
       4.5   Contact with Customers and Suppliers
       4.6   Publicity
       4.7   Seller Loans
       4.8   Maintenance of Peasblossom and Maintree
       4.9   Certain Notifications
       4.10  Required Approvals
       4.11  Further Assurances
       4.12  Exclusivity
       4.13  Employment Matters
       4.14  Non-Competition Agreement
       4.15  Trust Withholding

5.  Employees and Employee Benefit Plans

6.  Conditions Precedent
       6.1   General
       6.2   Conditions to Obligations of Both Parties
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             6.2.1  HSR Act
             6.2.2  Consents
             6.2.3  No Injunction
             6.2.4  Escrow Agreement
       6.3   Conditions to Obligations of the Sellers
             6.3.1  Representations and Warranties of Purchaser
             6.3.2  Officer's Certificate
       6.4  Conditions to Obligations of Purchaser
             6.4.1  Representations and Warranties of the Sellers
             6.4.2  Officer's Certificate
             6.4.3  Resignations
             6.4.4  Tax Certificates
             6.4.5  No Material Adverse Change
             6.4.6  Audited Financial Statements; Books and Records

7.  Indemnification by the Sellers and the Purchaser
       7.1   Survival of Representations and Warranties
       7.2   Indemnification
             7.2.1  By the Sellers
             7.2.2  By the Purchaser
             7.2.3  Third Party Claims
             7.2.4  Tax Treatment of Indemnity Payment
             7.2.5  Exclusivity of Indemnification Provision
       7.3   Tax Matters

8.  General Provisions
       8.1   Modification; Waiver
       8.2   Entire Agreement
       8.3   Certain Limitations
       8.4   Termination
       8.5   Expenses
       8.6   Further Actions
       8.7   Post-Closing Access
       8.8   Notices
       8.9   Assignment
       8.10  No Third Party Beneficiaries
       8.11  Counterparts
       8.12  Interpretation
       8.13  Governing Law
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       8.14  Arbitration
             (a)  General
             (b)  Selection of the Arbitrators
             (c)  Interim Orders
             (d)  The Award
             (e)  Specific Enforcement
       8.15  The Sellers' Representative
             (a)  Exemptions
             (b)  Appointment
             (c)  Authorization
             (d)  Irrevocable Appointment
             (e)  Purchaser's Reliance
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             STOCK PURCHASE AGREEMENT, dated as of January 19, 2000, between R &
H Trust Co (Jersey) Limited, as trustee (the "NUTCRACKER TRUSTEE") of the Nutcracker Trust, a trust established under the laws of the Island of Jersey ("Nutcracker"), HB Marketing & Franchising L.P., a limited partnership formed under the laws of the Island of Jersey ("HB L.P."), 697163 Alberta Ltd, a corporation incorporated under the laws of Alberta, Canada ("ALBERTA LTD"), and William C. Burkhardt (together with each of the Nutcracker Trustee, HB L.P., and Alberta Ltd, the "SELLERS"), Austin Quality Foods, Inc., a Delaware corporation ("AQF") and Keebler Foods Company, a Delaware corporation (the "PURCHASER").

             WHEREAS, the Nutcracker Trustee legally owns all of the outstanding shares of capital stock of Peasblossom Limited, a limited liability Jersey company ("PEASBLOSSOM"), and Peasblossom owns 1/3 of the outstanding shares of capital stock of BDH, Inc., a Delaware corporation ("BDH");

             WHEREAS, HB L.P. beneficially owns all of the outstanding shares of capital stock of Maintree Ltd, a limited liability Jersey company ("MAINTREE," and together with AQF, Peasblossom and BDH, the "COMPANIES"), and Maintree owns 1/3 of the outstanding shares of capital stock of BDH;

             WHEREAS, Alberta Ltd owns 1/3 of the outstanding shares of capital stock of BDH;

             WHEREAS, BDH owns 94.74% of the outstanding shares of capital stock of AQF and William C. Burkhardt owns 5.26% of the outstanding shares of capital stock of AQF;

             WHEREAS, certain management employees of AQF have options to purchase 5% of the shares of AQF (the "OPTIONS") pursuant to the Austin Quality Foods, Inc. Stock Option Plan (the "STOCK OPTION PLAN");

             WHEREAS, the Sellers wish to sell all of the outstanding shares of capital stock of Peasblossom and Maintree, the shares of outstanding capital stock of BDH owned by Alberta Ltd and the shares of outstanding capital stock of AQF owned by William C. Burkhardt (all of such shares collectively, the "SHARES") to the Purchaser and the Purchaser wishes to purchase the Shares and the Sellers and the Purchaser wish to provide for the cancellation of the Options in exchange for the cash payment described herein.

             NOW, THEREFORE, the parties hereto agree as follows:

             1.  SALE AND PURCHASE.

             1.1 SALE AND PURCHASE OF THE SHARES. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties, covenants and agreements made herein by each party hereto, at the Closing (as defined in Section 1.2), the Sellers will sell the Shares and cause the Options to be canceled, and the Purchaser will purchase the Shares and pay therefor and for the canceled Options an amount equal to $250,000,000 (the "AQF PAYMENT"), PLUS the sum of loans receivable, cash and cash equivalents and accrued interest of BDH as of the Closing Date (the "BDH PAYMENT") payable as set forth below in Section 1.2 and subject to adjustment as provided in Sections 1.2(b) and 1.3.

             1.2 CLOSING. The closing of the sale and purchase of the Shares (the "CLOSING") will take place at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time, on the date that is the later of (i) two business days after the satisfaction of the conditions set forth in Sections 6.2.1 and 6.2.2 and (ii) five days after the delivery of the Estimated Working Capital and the Estimated BDH Payment pursuant to Section 1.2(b) or at such other date and time as the Purchaser and the Sellers' Representative (as hereinafter defined) shall have mutually agreed to in writing. The date on which the Closing shall occur is hereinafter referred to as the "CLOSING DATE." At the Closing:

       (a) each of the Sellers will deliver to the Purchaser stock certificates representing the Shares being sold by such Seller, endorsed or accompanied by stock powers in favor of the Purchaser, or other instruments reasonably requested by the Purchaser sufficient to transfer ownership of the Shares to the Purchaser, and accompanied by all requisite stock transfer stamps; and

       (b) the Purchaser will deliver (in the manner set forth below in this clause (b) and in Section 1.2(c)) (i) the AQF Payment plus (A) an amount equal to the excess, if any, of the Working Capital (as hereinafter defined) as of the Closing Date, which amount shall be estimated by the Sellers and disclosed to the Purchaser at least five business days prior to the Closing ("ESTIMATED WORKING CAPITAL"), over $13 million, or minus (B) an amount equal to the excess of $13 million over the Estimated Working Capital, minus (C) the Option Closing Payments (as hereinafter defined), minus (D) $10 million (the "INDEMNIFICATION ESCROW AMOUNT") minus (E) $5 million (the "WORKING CAPITAL ESCROW AMOUNT"), plus
(ii) the estimated amount of the BDH Payment, which amount shall be estimated by the Sellers (such estimate to be accompanied by an estimated balance sheet of BDH prepared in good faith reflecting the existence of no accrued liabilities of BDH as of the Closing Date) and disclosed to the Purchaser at least five business days prior to the Closing (the "ESTIMATED BDH PAYMENT"), the AQF Payment as so adjusted pursuant to clauses (A), (B), (C), (D) and (E) above (the "ADJUSTED AQF PAYMENT") and the Estimated BDH Payment to be paid to the Sellers by wire transfer of immediately available funds to accounts previously designated by each Seller as follows: to the Nutcracker Trustee, 30/95 of the Adjusted AQF Payment PLUS 1/3 of the Estimated BDH Payment; to HB L.P., 30/95 of the Adjusted AQF Payment PLUS 1/3 of the Estimated BDH Payment; to Alberta Ltd, 30/95 of the Adjusted AQF Payment PLUS 1/3 of the Estimated BDH Payment; and to William C. Burkhardt, 5/95 of the Adjusted AQF Payment. The accounts to which the Estimated BDH Payment shall be paid shall be located in New York City at a financial institution acceptable to the Purchaser. Without limiting the generality of the foregoing, the amount payable to William C. Burkhardt shall be reduced by any applicable income and employment Taxes (as hereinafter defined) required to be withheld, the amount of such Taxes to be identified by AQF five business days prior to the Closing and remitted by the Purchaser to AQF and in turn remitted by AQF, or if otherwise required by applicable law, remitted by the Purchaser, to the appropriate governmental authorities in satisfaction of the withholding requirements applicable in respect of those Shares of AQF owned by William C. Burkhardt arising at the Closing in connection with the lapse of the restrictions applicable thereto. Notwithstanding any other provision of this
Section 1.2(b), to the extent that any Options are exercised prior to the Closing, the allocation of the Adjusted AQF Payment among the shareholders of AQF shall be appropriately adjusted.

       (c) Each Option outstanding immediately prior to the Closing shall be deemed canceled immediately upon consummation of the Closing and without any further action by the parties hereto. Each holder of such Options shall receive, as consideration for such cancellation, a cash payment per share of common stock of AQF subject to each canceled Option (a "PER SHARE PAYMENT") equal to the excess of the sum of (i) plus (ii) over (iii) below, where (i), (ii) and (iii) are:

       (i)   the quotient of

             (A)   (1)   the AQF Payment, plus or minus, as the case may be

                   (2) the Working Capital adjustment pursuant to Section 1.2(b) and Section 1.3(d), MINUS

                   (3)   the Indemnification Escrow Amount, MINUS

                   (4)   the Working Capital Escrow Amount, PLUS

                   (5) the sum of the per share exercise prices in respect of all shares of AQF common stock subject to Options outstanding immediately prior to the Closing, DIVIDED by

             (B)   2,265,833

       (ii)  the quotient of

             (A) the aggregate amount, if any, withdrawn from the "Trust's Escrow Subaccount" established pursuant to the Escrow Agreement, the form of which is attached hereto as Exhibit A (the "ESCROW AGREEMENT"), divided by

             (B)   112,500

       (iii) the per share exercise price to exercise such Option in respect of such share of common stock.

At the Closing, the Purchaser shall deposit by wire transfer in cash an amount equal to the aggregate Per Share Payments, assuming for this purpose that the sole Working Capital adjustment described in the foregoing clause (i)(2) is the estimated Working Capital adjustment pursuant to Section 1.2(b) and that the amount described in the foregoing clause (ii) equals zero (as so calculated, the "OPTION CLOSING PAYMENTS") into the account of an irrevocable grantor trust (the "TRUST") established by AQF prior to the

Closing and identified to the Purchaser in writing (with appropriate wiring instructions) prior to the Closing. As soon as practicable following the calculation of the purchase price adjustment pursuant to Section 1.3 (with the appropriate credit to the Trust as described in such Section 1.3) the Trust shall distribute to each holder of Options (an "OPTIONEE") outstanding immediately prior to the Closing an amount equal to

       (x) the aggregate of the Per Share Payments with respect to each Option held by such Optionee immediately prior to the Closing, calculated using the same assumptions as are used to determine the Option Closing Payments (with respect to each Optionee, the "OPTIONEE'S CLOSING PAYMENTS"), PLUS

       (y)   an amount equal to the product of

             (1) the amount of any earnings received by the Trust MULTIPLIED by

             (2) a fraction (the "ALLOCATION FRACTION"), the numerator of which is the Optionee's Closing Payments and the denominator of which is the aggregate of all of the Option Closing Payments, PLUS or MINUS

       (z)   an amount equal to the product of

             (1) the portion of the final working capital adjustment allocated to the Trust pursuant to Section 1.3(d) MULTIPLIED by

             (2)   the Allocation Fraction.

             As soon as practicable following any subsequent release of funds from the Trust's Escrow Subaccount to the Trust, the Trust shall distribute to each Optionee an amount equal to the product of the aggregate amount released and such Optionee's Allocation Fraction.

       (d) the Purchaser will deposit the Indemnification Escrow Amount into a separate and distinct escrow account (the "INDEMNIFICATION ESCROW ACCOUNT") and the Working Capital Escrow Amount into a separate and distinct escrow account (the "WORKING CAPITAL ESCROW ACCOUNT", and together with the Indemnification Escrow Account, the "ESCROW ACCOUNTS") in accordance with the Escrow Agreement, in the case of the Working Capital Escrow Amount, to secure the Sellers' obligations under Section 1.3, and in the case of the Indemnification Escrow Amount, to secure the Sellers' obligations under Section 7.2.

             1.3 PURCHASE PRICE ADJUSTMENT. (a) Within 60 days after the Closing Date, the Purchaser will prepare and deliver to the Sellers' Representative a statement of Working Capital as of the Closing Date (the "AQF CLOSING STATEMENT"), which shall be prepared in accordance with U.S. generally accepted accounting principles ("GAAP"), treating AQF as a separate entity and using the same methodologies and principles as those used in the preparation of AQF's unaudited consolidated balance sheet as of September 30, 1999 as delivered to the Purchaser (the "OFFER BALANCE SHEET"), consistently applied. The Purchaser shall cause AQF and its respective employees to provide the Sellers and their independent auditors on-site access at all reasonable times to the personnel, properties, books and records of AQF until final resolution of all matters in dispute under this Section 1.3.

       (b) During the 30-day period following the date of the Sellers' Representative receipt of the AQF Closing Statement, the Sellers will be permitted to review the working papers of the Purchaser relating to the AQF Closing Statement. The AQF Closing Statement will become final and binding upon the parties on the thirtieth day following the date of delivery thereof, unless the Sellers' Representative delivers a written notice (the "NOTICE") to the Purchaser prior to such thirtieth day which specifies in reasonable detail the amount by which and the reasons it believes particular line items in the AQF Closing Statement either contain mathematical errors or were not prepared in accordance with the methodology specified in the first sentence of Section 1.3(a) and Section 1.3(e). The Notice shall not specify any basis for disagreement with the AQF Closing Statement other than as set forth in the preceding sentence.

       (c) If the Sellers' Representative delivers a Notice in accordance with
Section 1.3(b), then the Purchaser and the Sellers' Representative shall, during the 30-day period beginning on the date of the Purchaser's receipt of the Notice, seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the Notice. If the Purchaser and the Sellers' Representative are unable to resolve all of the Sellers' Representative objections within such 30-day period, then such unresolved objections shall be submitted to the New York office of Arthur Andersen LLP (the "THIRD PARTY ACCOUNTANT") for review and final and binding resolution of any and all matters which remain in dispute and which were properly included in the Notice. The Purchaser and the Sellers' Representative shall use reasonable efforts to cause the Third Party Accountant to render a decision resolving the matters in dispute within 45 days following the submission of such matter to the Third Party Accountant for decision following such briefing and other procedures as the Third Party Accountant shall establish. The fees and expenses of the Third Party Accountant shall be borne by the non-prevailing party as determined by the Third Party Accountant.

       (d) Within ten days after (x) the AQF Closing Statement becomes final pursuant to Section 1.3(b), (y) the Purchaser and the Sellers' Representative reach agreement pursuant to Section 1.3(c) or (z) the Third Party Accountant renders its final decision pursuant to Section 1.3(c), a final adjustment to the Purchase Price will be made as follows: If the Working Capital of AQF as of the Closing Date as finally determined pursuant to Section 1.3(b) or (c) ("FINAL WORKING CAPITAL") exceeds Estimated Working Capital, then (x) the Purchaser will pay to the Sellers and the Trust the amount of such excess, as follows: to each of the Nutcracker Trustee, HB L.P. and Alberta Ltd, 30% of such excess and to each of William C. Burkhardt and the Trust, 5% of such excess, and (y) the Working Capital Escrow Amount will be released to the Sellers and the Trust in accordance with the terms of the Escrow Agreement. If it is finally determined that Estimated Working Capital exceeds Final Working Capital, then (x) the Purchaser shall collect, in accordance with the terms of the Escrow Agreement, from the Escrow Subaccount (as defined in the Escrow Agreement) of each Seller and the Trust the amount of such excess as follows: from the Escrow Subaccount of each of the Nutcracker Trustee, HB L.P. and Alberta Ltd, 30% of such excess and from the Escrow Subaccount of each of William C. Burkhardt and the Trust, 5% of such excess, and (y) any remaining amount of the Working Capital Escrow Amount will be released to the Sellers and the Trust in accordance with the terms of the Escrow Agreement. If it is finally determined that Estimated Working Capital is equal to Final Working Capital, then the Working Capital Escrow Amount will be released to the Sellers and the Trust in accordance with the terms of the Escrow Agreement.

       (e) For purposes of Sections 1.2(b) and 1.3, "Working Capital" means, as of a specified date, the amount by which (i) the current assets of AQF exceed or are less than (ii) its current liabilities determined in accordance with GAAP, treating AQF as a separate entity and using the same methodologies and principles as were used in the preparation of the Offer Balance Sheet, consistently applied, and without giving effect to the Purchaser's acquisition of AQF, PROVIDED that the calculation of Working Capital as of the Closing Date shall give effect to (x) the cancellation of the Options and payment to the holders thereof pursuant to Section 1.2(c), (y) the lapse of restrictions applicable to Shares held by William C. Burkhardt, and (z) any expenses paid in cash at or prior to the Closing pursuant to Section 8.5, assuming for the purpose of the foregoing clauses (x) and (y) that all amounts in the Escrow Account (other than any amounts released to the Purchaser pursuant to Section 1.3(d)) are paid to the Sellers and the Trust. For the avoidance of doubt, the calculation of Working Capital as of the Closing Date shall reflect the Tax benefit (excluding any withholding tax liability) arising out of the items set forth in the foregoing clauses (x) and (y) and shall, in any event, exclude the Tax benefit arising out of the item set forth in the foregoing clause (z). The parties agree that the adjustment contemplated by Sections 1.2(b) and (c) and 1.3(a) - (e) is intended only to reflect the change, if any, in Working Capital from September 30, 1999 to and including the Closing Date. The scope of the disputes to be resolved by the Third Party Accountant is limited to whether such calculations were done in accordance with GAAP, treating AQF as a separate entity and using the same methodologies and principles as were used in the preparation of the Offer Balance Sheet, consistently applied, and without giving effect to the Purchaser's acquisition of AQF, and whether there were mathematical errors in the AQF Closing Statement, and the Third Party Accountant is not to make any other determination, including any determination as to whether Working Capital as of September 30, 1999 was in fact $12,148,000.

       (f) Within 60 days after the Closing Date, the Purchaser will prepare and deliver to the Seller's Representative a statement of the excess of the sum of loans receivable, cash and cash equivalents and accrued interest OVER accrued liabilities of BDH as of the Closing Date (the "BDH CLOSING STATEMENT"), which shall be prepared on the basis of GAAP, except for the consolidation rules and accounting for the investment in AQF on the equity method and using the same methodologies and principles as were used in the preparation of BDH's unaudited unconsolidated balance sheet as of September 30, 1999 and delivered to the Sellers' Representative (the "BDH BALANCE SHEET"), consistently applied. The Purchaser shall cause BDH and its respective employees to provide the Sellers and their independent auditors on-site access at all reasonable times to the personnel, properties, books and records of BDH until final resolution of all matters in dispute under this Section 1.3.

       (g) During the 30-day period following the date of the Sellers' Representative's receipt of the BDH Closing Statement, the Sellers' Representative will be permitted to review the working papers of the Purchaser relating to the BDH Closing Statement. The BDH Closing Statement will become final and binding upon the parties on the thirtieth day following the date of delivery thereof, unless the Sellers' Representative delivers a written notice (the "BDH NOTICE") to the Purchaser prior to such thirtieth day which specifies in reasonable detail the amount by which and the reasons it believes particular line items in the BDH Closing Statement either contain mathematical errors or were not prepared in accordance with the methodology or accounting principles specified in the first sentence of Section 1.3(f) and Section 1.3(j). The BDH Notice shall not specify any basis for disagreement with the BDH Closing Statement other than as set forth in the preceding sentence.

       (h) If the Sellers' Representative delivers a BDH Notice in accordance with Section 1.3(g), then the Purchaser and the Sellers' Representative shall, during the 30-day period beginning on the date of Sellers' Representative receipt of the BDH Notice, seek in good faith to resolve in writing any differences which they may have with respect to the matters specified in the BDH Notice. If the Purchaser and the Sellers' Representative are unable to resolve all of the Sellers' Representative's objections within such 30-day period, then such unresolved objections shall be submitted to the Third Party Accountant for review and final and binding resolution of any and all matters which remain in dispute and which were properly included in the BDH Notice. The Sellers' Representative and the Purchaser shall use reasonable efforts to cause the Third Party Accountant to render a decision resolving the matters in dispute within 30 days following the submission of such matter to the Third Party Accountant for decision following such briefing and other procedures as the Third Party Accountant shall establish. The fees and expenses of the Third Party Accountant shall be borne by the non-prevailing party as determined by the Third Party Accountant.

       (i) Within ten days after the earliest of the following: (x) the BDH Closing Statement becomes final pursuant to Section 1.3(g), (y) the parties reach agreement pursuant to Section 1.3(h) or (z) the Third Party Accountant renders its decision pursuant to Section 1.3(h), a final adjustment to the Purchase Price will be made as follows: If the excess of the sum of loans receivable, cash and cash equivalents and accrued interest over accrued liabilities of BDH as of the Closing Date as finally determined pursuant to
Section 1.3(g) or (h) ("FINAL BDH PAYMENT") exceeds the Estimated BDH Payment, then the Purchaser will pay to each of the Nutcracker Trustee, HB L.P. and Alberta Ltd one-third of the amount of such excess. If it is finally determined that the Final BDH Payment is less than the Estimated BDH Payment, then the Purchaser shall collect, in accordance with the terms of the Escrow Agreement, one-third of the amount of such deficit from the Escrow Subaccount of each of the Nutcracker Trustee, HB L.P. and Alberta Ltd.

       (j) For purposes of Sections 1.2(b) and 1.3, "loans receivable, cash and cash equivalents and accrued interest" shall be determined in accordance with GAAP, except for the consolidation rules and accounting for the investment in AQF on the equity method, and using the same methodologies and principles as were used in the preparation of the BDH Balance Sheet, consistently applied, and shall be calculated in the same way, using GAAP, except for the consolidation rules and accounting for the investment in AQF on the equity method, and using the same methodologies and principles, as in the BDH Balance Sheet and without giving effect to the Purchaser's acquisition of BDH. The scope of any dispute to be resolved by the Third Party Accountant is limited to whether such calculations were done using GAAP, except for the consolidation rules and accounting for the investment in AQF on the equity method, and using the same methodologies and principles, and whether there were mathematical errors in the BDH Closing Statement, and the Third Party Accountant is not to make any other determination.

       (k) Notwithstanding anything in this Agreement to the contrary, any specific matter for which the Purchaser has been compensated through an adjustment to the purchase price pursuant to this Section 1.3 or which has been the subject of an objection by the Sellers' Representative and resolved pursuant to this Section 1.3, may not be re-asserted by the Purchaser as an alleged misrepresentation or breach of any warranty or covenant in this Agreement.

             2. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The Sellers, severally in accordance with and subject to the limitations set forth in Section
7.2.1 and the Escrow Agreement, represent and warrant to the Purchaser that, except as set forth in the Sellers' disclosure schedules attached to this
Agreement:

             2.1 REPRESENTATIONS REGARDING THE SELLERS. (a) (i) Alberta Ltd is a corporation duly incorporated, validly existing and in good standing under the laws of Alberta, Canada and has the corporate power and authority to execute and deliver this Agreement (and, when delivered, the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) by Alberta Ltd and the performance of Alberta Ltd's obligations hereunder and thereunder have been duly authorized by the shareholders of Alberta Ltd and Alberta Ltd's board of directors, which constitutes all necessary corporate action on the part of Alberta Ltd for such authorization. This Agreement (and, when delivered, the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof will) have been duly executed and delivered by Alberta Ltd and constitute (or will constitute) the valid and binding obligation of Alberta Ltd, except as limited by laws affecting the enforcement of creditor's rights generally or by general equitable principles. (ii) The execution and delivery of this Agreement (or the Escrow Agreement or any certificate delivered pursuant to Section 6.4.2 hereof) by Alberta Ltd and the performance of its obligations hereunder or thereunder will not result in (A) any conflict with Alberta Ltd's articles of incorporation or by-laws, (B) subject to obtaining the consents referred to in Section 2.1(a)(iii), any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization applicable to Alberta Ltd or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which Alberta Ltd is a party or by which it or its properties or assets are bound, or (C) the creation or imposition of any liens, security interests, adverse claims, mortgages, pledges, charges or encumbrances of any kind ("LIENS") on the Shares of BDH being sold by Alberta Ltd hereunder other than Liens created by or resulting from this Agreement or the actions of the Purchaser or any of its affiliates, except, in the case of
(A) and (B) above, for such breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, assets or operations of the Companies and their subsidiaries taken as a whole (a "MATERIAL ADVERSE EFFECT"). (iii) No consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of Alberta Ltd in connection with the execution and delivery of this Agreement (or the Escrow Agreement or any certificate delivered pursuant to Section 6.4.2 hereof) or the consummation of the transactions contemplated hereby or thereby except (A) filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT") and (B) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (iv) All negotiations relating to this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) and the transactions contemplated hereby or thereby have been carried out or will be without the intervention of any person acting on behalf of Alberta Ltd in such manner as to give rise to any valid claim against the Purchaser or the Companies for any brokerage or finder's commission, fee or similar compensation, except for Lazard Freres & Co. LLC.

       (b) (i) The Nutcracker Trustee has all requisite power and authority to execute and deliver this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) and perform its obligations hereunder and thereunder. This Agreement (and, when delivered, the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof will) have been duly executed and delivered by the Nutcracker Trustee and constitute (or will constitute) the valid and binding obligation of the Nutcracker Trustee, except as limited by laws affecting the enforcement of creditor's rights generally or by general equitable principles. (ii) The execution and delivery of this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) by the Nutcracker Trustee and the performance of its obligations hereunder and thereunder will not result in (A) subject to obtaining the consents referred to in Section 2.1(b)(iii), any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization applicable to the Nutcracker Trustee or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Nutcracker Trustee is a party or by which it or its properties or assets are bound, or (B) the creation or imposition of any Liens on the Shares of Peasblossom being sold by the Nutcracker Trustee hereunder other than Liens created by the actions of the Purchaser or any of its affiliates, except, in the case of (A) above, for such breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (iii) No consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of the Nutcracker Trustee in connection with the execution and delivery of this Agreement (or the Escrow Agreement or any certificate delivered pursuant to Section 6.4.2 hereof) or the consummation of the transactions contemplated hereby or thereby except (A) filings required with respect to the HSR Act and
(B) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (iv) Peasblossom has not conducted any business other than owning the Shares of BDH owned by it and related activities and, on the Closing Date, will not have any assets or liabilities other than such Shares. (v) All negotiations relating to this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) and the transactions contemplated hereby or thereby have been or will be carried out without the intervention of any person acting on behalf of the Nutcracker Trustee in such manner as to give rise to any valid claim against the Purchaser or the Companies for any brokerage or finder's commission, fee or similar compensation, except for Lazard Freres & Co. LLC.

       (c) (i) HB L.P. is a limited partnership duly formed, validly existing and in good standing under the laws of the Island of Jersey and has the limited partnership power and authority to execute and deliver this Agreement (and, when delivered, the Escrow Agreement and any certificate delivered pursuant to
Section 6.4.2 hereof) and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) by HB L.P. and the performance of HB L.P.'s obligations hereunder and thereunder have been duly authorized by the general partners of HB L.P., which constitutes all necessary limited partnership action on the part of HB L.P. for such authorization. This Agreement (and, when delivered, the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2) will have been duly executed and delivered by HB L.P. and constitute (or will constitute) the valid and binding obligation of HB L.P., except as limited by laws affecting the enforcement of creditor's rights generally or by general equitable principles. (ii) The execution and delivery of this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) by HB L.P. and the performance of its obligations hereunder and thereunder will not result in (A) any conflict with HB L.P.'s certificate of partnership or partnership agreement, (B) subject to obtaining the consents referred to in Section 2.1(c)(iii), any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization applicable to HB L.P. or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which HB L.P. is a party or by which it or its properties or assets are bound, or (C) the creation or imposition of Liens on the Shares of Maintree being sold by HB L.P. hereunder other than Liens created by actions of the Purchaser or any of its affiliates, except, in the case of (A) and (B) above, for such breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (iii) No consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of HB L.P. in connection with the execution and delivery of this Agreement (or the Escrow Agreement or any certificate delivered pursuant to Section 6.4.2 hereof) or the consummation of the transactions contemplated hereby or thereby except (A) filings required with respect to the HSR Act and (B) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (iv) Maintree has not conducted any business other than owning the Shares of BDH owned by it and related activities and, on the Closing Date, will not have any assets or liabilities other than such Shares. (v) All negotiations relating to this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) and the transactions contemplated hereby and thereby have been or will be carried out without the intervention of any person acting on behalf of HB L.P. in such manner as to give rise to any valid claim against the Purchaser or the Companies for any brokerage or finder's commission, fee or similar compensation, except for Lazard Freres & Co. LLC.

       (d) (i) William C. Burkhardt has full capacity to execute and deliver this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) and perform his obligations hereunder and thereunder. This Agreement (and, when delivered, the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof will) have been duly executed and delivered by William C. Burkhardt and constitute (or will constitute) the valid and binding obligation of William C. Burkhardt, except as limited by laws affecting the enforcement of creditor's rights generally or by general equitable principles. (ii) The execution and delivery of this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) by William C. Burkhardt and the performance of his obligations hereunder and thereunder will not result in (A) subject to obtaining the consents referred to in Section 2.1(d)(iii), any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization applicable to William C. Burkhardt or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which William C. Burkhardt is a party or by which he or his respective properties or assets are bound, or (B) the creation or imposition of any Liens on the Shares of AQF being sold by William C. Burkhardt hereunder other than Liens created by the Purchaser or any of its affiliates, except, in the case of
(A) above, for such breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(iii) No consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of William C. Burkhardt in connection with the execution and delivery of this Agreement (or the Escrow Agreement or any certificate delivered pursuant to Section 6.4.2 hereof) or the consummation of the transactions contemplated hereby except (A) filings required with respect to the HSR Act and (B) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (iv) All negotiations relating to this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) and the transactions contemplated hereby have been or will be carried out without the intervention of any person acting on behalf of William C. Burkhardt in such manner as to give rise to any valid claim against the Purchaser or the Companies for any brokerage or finder's commission, fee or similar compensation, except for Lazard Freres & Co. LLC.

             2.2 NO CONFLICTS; CONSENTS AND APPROVALS, ETC. (a) The execution and delivery of this Agreement (and the Escrow Agreement and any certificate delivered pursuant to Section 6.4.2 hereof) by the Sellers and the performance of the Sellers' obligations hereunder or thereunder will not result in (i) subject to obtaining the consents referred to in Section 2.2(b) below, any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization applicable to any of the Companies and their subsidiaries or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which any Company is a party or by which any Company or its respective properties or assets are bound, or
(ii) the creation or imposition of any Liens on the assets of any Company other than Liens created by actions of the Purchaser or any of its affiliates, except for such breaches, violations or defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

       (b) No consent, approval or authorization of or filing with any third party or any governmental authority is required on the part of the Companies in connection with the execution and delivery of this Agreement (or the Escrow Agreement or any certificate delivered pursuant to Section 6.4.2 hereof) or the consummation of the transactions contemplated hereby or thereby, except (i) filings required with respect to the HSR Act and (ii) filings, consents or approvals which, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect.

             2.3 CORPORATE STATUS OF THE COMPANIES. Each of Peasblossom and Maintree is a private limited company duly organized, validly existing and in good standing under the laws of the Island of Jersey. Each of BDH and AQF is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Each of the Companies has all requisite company or corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased. Each of the Companies is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect.

             2.4 THE SHARES. Schedule 2.4 sets forth the authorized capital stock, including the number of authorized shares and the number of issued and outstanding shares, of each of the Companies. All such issued and outstanding shares, in the case of AQF and BDH, have been duly authorized and validly issued and are fully paid and non-assessable. In the case of Peasblossom and Maintree,
(i) all such issued and outstanding shares have been duly authorized and validly issued and are fully paid, and (ii) the liability of each shareholder thereof is limited to the amount, if any, remaining unpaid on his or its shares. All of the issued and outstanding shares set forth on Schedule 2.4 are owned beneficially and of record by the Sellers (or nominees therefor) or Companies set forth on
Schedule 2.4, free and clear of all Liens other than Liens arising under the Stock Option Plan and, in the case of William C. Burkhardt's shares, certain restrictions on transfer described on Schedule 2.4. There are no outstanding options, warrants, subscriptions, preemptive rights, conversion or other rights, commitments or agreements of any kind (other than this Agreement and the Stock Option Plan providing for options to purchase 112,500 shares of common stock of
AQF) for the purchase or acquisition from, or the sale or issuance by, any Seller or any Company of any shares of capital stock of any Company, and no authorization therefor has been given.

             2.5 SUBSIDIARIES. (a) Schedule 2.5 sets forth the authorized capital stock of each of AQF's subsidiaries including the number of authorized shares and the number of issued and outstanding shares. All such issued and outstanding shares have been duly authorized and validly issued, are fully paid and non-assessable, and are owned beneficially and of record by AQF, free and clear of all Liens. There are no outstanding options, warrants, subscriptions, preemptive rights, conversion or other rights, commitments or agreements of any kind (other than this Agreement) for the purchase or acquisition from, or the sale or issuance by, any Seller or any Company or any of such subsidiaries of any shares of capital stock of any of such subsidiaries, and no authorization therefor has been given.

       (b) Each of the Companies' subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation, and has all requisite corporate power and authority to conduct its business and to own or lease its properties, as now conducted, owned or leased, and is duly qualified to do business in each jurisdiction in which the failure to be so qualified would reasonably be likely to have a Material Adverse Effect.

       (c) None of the Companies has any subsidiaries or equity interest or investment in any corporation, partnership, joint venture, association or other business organization other than as set forth on Schedule 2.5. For purposes of this Agreement, "subsidiary" means any corporation, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by a person or one or more subsidiaries of a person or by a person and one or more subsidiaries of a person.

             2.6 FINANCIAL STATEMENTS. The Sellers have made available to the Purchaser a complete and correct copy of (i) the Offer Balance Sheet and related unaudited consolidated statement of income of AQF and its subsidiaries for the 9 months ending September 30, 1999, (ii) the audited consolidated balance sheets and related audited consolidated statements of income, cash flow and stockholders' equity of AQF and its subsidiaries for each of the fiscal years ended December 31, 1998, and December 31, 1997, (iii) the unaudited unconsolidated balance sheet and statement of income of BDH for the 9 months ending September 30, 1999, (iv) the unaudited balance sheet and profit and loss account of Maintree for the fiscal year ended December 31, 1998 and (v) the unaudited balance sheet and profit and loss account of Peasblossom for the fiscal year ended December 31, 1998 (collectively, the "FINANCIAL STATEMENTS"). The Financial Statements of AQF present fairly in all material respects the financial condition and results of operations of AQF and its subsidiaries on a consolidated basis as of the dates and for the periods indicated and have been prepared in accordance with GAAP, consistently applied, except that the interim statements are not accompanied by footnotes and do not contain year-end adjustments. The Financial Statements of BDH present fairly in all material respects the financial condition and results of operations of BDH on an unconsolidated basis as of September 30, 1999 and for the nine months then ended, except that such Financial Statements are not accompanied by footnotes and do not contain year-end adjustments. The Financial Statements of Peasblossom and Maintree present fairly in all material respects the financial condition and results of operations of Peasblossom and Maintree, respectively, as of December 31, 1998, and for the 12 (twelve) months then ended.

             2.7 ABSENCE OF UNDISCLOSED LIABILITIES. Except for liabilities reflected or reserved against in the Financial Statements, none of the Companies or their subsidiaries has any debts, liabilities, commitments or obligations of any kind whatsoever ("LIABILITIES") whether known or unknown, absolute, accrued or contingent, other than (i) liabilities of AQF and its subsidiaries that will be reflected on the AQF Closing Statement, (ii) other liabilities of AQF and its subsidiaries incurred in the ordinary course of business since September 30, 1999, (iii) liabilities of BDH that will be paid prior to the Closing or taken into account in the calculation of the Estimated BDH Payment, and (iv) liabilities of Maintree or Peasblossom that will be paid prior to the Closing by persons other than BDH, AQF or its subsidiaries.

             2.8 REAL PROPERTY; ASSETS. (a) Schedule 2.8 lists all material items of real property either owned by any of the Companies or their subsidiaries (the "OWNED REAL PROPERTY") or leased by any of the Companies or their subsidiaries (the "LEASED REAL PROPERTY," and together with the Owned Real Property, the "REAL PROPERTY"). The Companies and their subsidiaries have good and marketable title to the Owned Real Property shown on Schedule 2.8 as owned by it and valid leasehold interests in the Leased Real Property shown on
Schedule 2.8 as leased by it, in each case free and clear of all Liens, except for (i) Liens for taxes and other governmental charges and assessments which are not yet due and payable or which are being contested in good faith by appropriate proceeding and which (except for Taxes, charges or assessments relating to the Leased Real Property) have been reserved against on the Financial Statements, (ii) Liens of carriers, warehousemen, mechanics and materialmen and other like Liens arising in the ordinary course of business,
(iii) easements, rights of way, title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property, (iv) statutory Liens in favor of lessors arising in connection with any property leased to a Company or its subsidiaries, (v) Liens reflected in the Financial Statements or arising under the Contracts disclosed on Schedule 2.9 and (vi) any other Liens which do not materially interfere with the current use of properties affected thereby ("PERMITTED LIENS").

       (b) Each lease (including any option to purchase contained therein) pursuant to which any of the Companies or their subsidiaries leases any Leased Real Property listed on Schedule 2.8 (the "LEASES") is in full force and effect and, to the knowledge of the Sellers, is enforceable against the landlord which is party thereto in accordance with its terms. There exists no material default or event of default (or any event that with notice or lapse of time or both would become a material default) on the part of the Companies or their subsidiaries under any Leases. The Sellers have made available to the Purchaser complete and correct copies of all Leases including all amendments thereto. None of the Companies or their subsidiaries has received any notice of any default under any Lease by which such Company or subsidiary leases the Leased Real Property nor any other termination notice with respect thereto.

       (c) The improvements on the Real Property have been constructed and are presently used and operated in compliance in all material respects with all regulations, statutes, laws and ordinances and with all covenants, easements and restrictions affecting the Real Property.

       (d) The improvements on the Real Property are structurally sound, and said improvements and the fixtures therein or thereon are in good condition and working order.

       (e) There is no existing or pending, or, to the Sellers' knowledge, threatened (i) condemnation of any part of the Real Property, (ii) special tax or assessment to be levied against the Real Property, (iii) change in the zoning classification of the Real Property, or (iv) material change in the tax assessment of the Real Property.

       (f) Schedule 2.8(f) sets forth a list of all material tangible depreciable (except construction-in-progress assets, which are not depreciable) personal property or assets owned by any of the Companies or their subsidiaries and all material tangible personal property or assets leased by any of the Companies or their subsidiaries, in each case, as of October 31, 1999. The Companies and their subsidiaries have legal and beneficial ownership of all of its respective tangible personal property and assets included in the Offer Balance Sheet, except for properties and assets disposed of in the ordinary course of business since the date of the Offer Balance Sheet, in each case, free and clear of all Liens, except as set forth on Schedule 2.8(f) and except for Permitted Liens. The Companies and their subsidiaries own or have the right to use all of the properties and assets necessary for the conduct of the business of AQF as currently conducted (the "BUSINESS"). Each such tangible asset is in such condition and repair (subject to normal wear and tear), as is suitable for its current use, except for such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

             2.9 CONTRACTS. Schedule 2.9 lists all agreements, contracts and commitments of the following types to which any of the Companies or their subsidiaries is a party or by which any of the Companies or their subsidiaries or any of their respective properties is bound (other than real property leases, labor or employment-related agreements and intellectual property licenses, which are provided for in Schedules 2.8, 2.10 and 2.11, respectively):

             (i) all contracts and agreements with any customers or suppliers other than contracts with respect to the sale by any of the Companies or their subsidiaries of its products or the purchase by any of the Companies or their subsidiaries of raw materials that are entered into in the ordinary course of business;

             (ii) all contracts and agreements with distributors of or for the marketing of the products of each of the Companies and their subsidiaries other than (x) contracts which by their terms are cancelable by a Company or subsidiary with notice of not more than sixty (60) days, (y) contracts requiring payments of not more than $100,000 and (z) contracts which provide for payments based solely on products sold and require no minimum payments;

             (iii) all mortgages, indentures, security agreements, notes, loan agreements or guarantees of the obligations of third parties binding upon any of the Companies or their subsidiaries or which impose any Liens;

             (iv) agreements prohibiting or materially limiting the ability of any of the Companies or their subsidiaries to engage in any business or compete with any person;

             (v) contracts for the sale or purchase of any property (tangible or intangible, real or personal) of any of the Companies or their subsidiaries, other than in the ordinary course of business; and

             (vi) other agreements, contracts or commitments which are not cancelable with notice of not more than sixty (60) days and which require payment by any of the Companies or their subsidiaries after the date hereof of more than $100,000 in any one calendar year.

The Sellers have made available to the Purchaser copies of all of the contracts listed in Schedule 2.9 (the "MATERIAL CONTRACTS"). Each Material Contract is a valid and binding agreement of the Company or subsidiary thereof that is party thereto enforceable in accordance with its terms and is in full force and effect. None of the Companies or their subsidiaries nor, to the knowledge of the Sellers, any other person is in default under any of the Material Contracts.

             2.10  EMPLOYMENT AGREEMENTS AND BENEFITS, ETC.

             2.10.1 EMPLOYMENT AGREEMENTS AND PLANS. (a) Schedule 2.10.1 lists all written agreements, contracts and commitments of the following types to which any of the Companies, any ERISA Affiliate or their subsidiaries is a party or is bound: (i) employment, and consulting agreements (including severance and retention agreements), (ii) collective bargaining agreements and (iii) profit sharing, pension, retirement, bonus, incentive compensation, stock option, deferred compensation or other written material employee benefit plans, agreements, contracts or commitments for the benefit of the employees of a Company or its subsidiaries, including such plans of the Sellers or any affiliate of the Sellers covering employees of any of the Companies or their subsidiaries or plans in which employees of any of the Companies or their subsidiaries participate.

             Each plan described in Section 2.10.1(iii) is a "Plan" for purposes of this Agreement. An "ERISA Affiliate" of the Companies is any corporation, partnership, trade or business that is a member of a controlled group of corporations, group of trades or businesses under common control, or affiliated service group (as defined in Code Sections 414(b), (c) and (m)) of which any of the Companies is a member.

       (b) There has not been, there is not presently pending or existing, and to the knowledge of the Sellers there is not threatened any strike, slowdown, picketing, work stoppage, material labor difficulty, labor arbitration or other proceeding in respect of the grievance (other than non-material grievances) of any employee, application or complaint filed by an employee or union with the National Labor Relations Board or any comparable Authority, organizational activity or other material labor dispute against or affecting the Company or its premises, and no application for certification of a collective bargaining agent is pending or, to the knowledge of the Sellers, is threatened.

             2.10.2 ERISA. All of the Plans comply in all respects with all applicable laws and regulations including the requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "CODE"), except for any failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

             2.10.3 COMPLIANCE. All of the Plans have been administered in accordance with their terms. None of the Plans is a "multiemployer plan", as defined in Section 3(37) of ERISA, and none of the Companies or their ERISA Affiliates has withdrawn from a multiemployer plan within the last six years. None of the Plans has incurred an

"accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code, and all premiums owing to the PBGC have been paid in a timely fashion. None of the Companies or their ERISA Affiliates has incurred any material liability for any tax or penalty imposed by Section 4975 of the Code or
Section 502(i) of ERISA. None of the plans has experienced a "reportable event", as defined in Section 4043 of ERISA. There are no pending or, to the Sellers' knowledge, threatened claims by or on behalf of any of the Plans or by any employee or any governmental agency involving any of the Plans (other than routine claims for benefits). All contributions required to be made by any of the Companies or their ERISA Affiliates to any Plan, either under the terms of the plan or pursuant to any applicable collective bargaining agreement or applicable law (including, without limitation, ERISA and the Code) have been made within the time prescribed by the Plan, the bargaining agreement, and applicable law. None of the Plans provides for post-employment medical, health care or other welfare benefits, except as and to the extent required by the provisions of Code Section 4980B. The transactions contemplated by this Agreement will not entitle any employee, director or consultant of any of the Companies or the subsidiaries to any payment (including but not limited to any severance payment), or to enhanced benefits under any of the Plans. None of the Plans provides for the payment of any amount that would be an "excess parachute payment", as defined in Code Section 280G. Schedule 2.10 describes and quantifies any potential claims of actual or constructive termination or "termination indemnities" under any foreign law, as to which Purchaser or any of the Companies or their subsidiaries could have any liabilities.

             2.10.4 TAX QUALIFICATION. Each Plan intended to be qualified under section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter from the IRS as to its qualification under the Code and to the effect that each such trust is exempt from taxation under section 501(a) of the Code, and, to the Sellers' knowledge, nothing has occurred since the date of such determination letter that will adversely affect such qualification or tax-exempt status.

             2.11 INTELLECTUAL PROPERTY. Schedule 2.11 sets forth a true and complete list of all material trademarks, copyrights, trade names, service marks, domain names, patents and similar intangible rights used by any of the Companies or their subsidiaries (the "INTELLECTUAL PROPERTY"). Except for Permitted Liens, the Companies and their subsidiaries own the Intellectual Property free and clear of all Liens. None of the Companies or their subsidiaries has received any notice or claim that it is infringing on the intellectual property rights of any person and the Sellers have no knowledge of any infringement by any person of the Intellectual Property. None of the Companies or their subsidiaries has licensed or agreed to license for use by any other person any of the

Intellectual Property. Schedule 2.11 sets forth a complete and correct list, as of the date hereof, of all written licenses to which the Companies or their subsidiaries is a party, pursuant to which (x) such Company or such subsidiary permits any person or entity to use any of the Intellectual Property, or (y) any person or entity permits such Company or such subsidiary to use any Intellectual Property not owned by such Company or such subsidiaries except for off-the-shelf software licenses (collectively, "LICENSES"). The Sellers have made available to the Purchaser complete and correct copies of the Licenses. None of the Companies or their subsidiaries, or, to the Sellers' knowledge, any other party thereto, is in default under any License, and each License is in full force and effect as to the Companies or their subsidiaries party thereto, and to the Sellers' knowledge, as to each other party thereto, except for such defaults and failures to be so in full force and effect as would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect.

             2.12 GOVERNMENTAL AUTHORIZATIONS; COMPLIANCE WITH LAW. Each of the Companies and their subsidiaries hold all licenses, permits, authorizations, approvals, certifications and other governmental authorizations necessary for the operation of each Company's business as currently conducted. Each Company, in the case of AQF or BDH, is in material compliance with, and in the case of Maintree and Peasblossom, is in compliance with, each law, statute, rule, regulation, judgment, order, decree or other binding action applicable to it or the conduct of its business. None of the Companies or their subsidiaries, in the case of AQF or BDH, has received any notice of any material violation, and in the case of Peasblossom or Maintree, has received any notice of any violation, of any law, statute, rule, regulation, judgment, order, decree, permit, concession, franchise or other governmental authorization or approval applicable to it or to any of its properties. This Section 2.12 does not relate to employee benefits matters which are instead the subject of Section 2.10, tax matters which are instead the subject of Section 2.14 or environmental matters which are instead the subject of Section 2.16.

             2.13 LITIGATION. There are no civil, criminal, judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Sellers, threatened against any Company or any of its assets or which question the validity of this Agreement or any action taken or to be taken by the Sellers or any of the Companies or their subsidiaries in connection herewith.

             2.14  TAXES.

             2.14.1 DEFINITIONS. (a) For purposes of this Section 2.14, the term "Companies" shall be deemed to include any present subsidiary of the Companies and any predecessor of the Companies, and references to "BDH" shall be deemed to include any present subsidiary of BDH and any predecessor thereof.

       (b) The term "Tax" means any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, withholding, payroll, employment, excise, goods and services, severance, stamp, occupations, premium, property, windfall profits, or other tax or customs duties, or any interest, any penalties or additions to tax with respect thereto.

       (c) The term "Returns" means federal, state, local and foreign Tax returns, reports, forms (including, without limitation, IRS Forms 1042 and 1042S), declarations, estimates and notices.

             2.14.2 TAX RETURNS. Each of the Companies has timely filed true, correct and complete Returns for all years and periods (and portions thereof) and for all jurisdictions (whether federal, state, local or foreign) in which any such Returns were required to be filed. All Taxes shown as due on such Returns have been paid or have been properly accrued.

             2.14.3 NO CONSOLIDATED GROUP. BDH has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign Tax purposes, other than a group including AQF and its subsidiaries. AQF has never been a member of any consolidated, combined or unitary group for federal, state, local or foreign tax purposes that did not have AQF or BDH as its common parent.

             2.14.4 TAX AUDITS. The U.S. federal income tax Returns of BDH have been examined by the Internal Revenue Service (the "IRS"), or have been closed by the applicable statute of limitations, for all periods through 1995; the state of North Carolina Returns of BDH have been examined by the relevant agencies through 1997 and such returns have been closed by the applicable statute of limitations for all periods through 1995. No written claims for assessment and collection of Taxes in respect of the business or assets of any of the Companies is being or has been asserted by any taxing authority as of the date hereof for any open year.

             2.14.5 STATUTE OF LIMITATIONS. As of the date hereof, BDH has not executed or filed with the IRS or the income taxing authority of North Carolina, any agreement or other document extending or having the effect of extending the period for assessment, reassessment or collection of any Taxes, and BDH has not granted any power of attorney with respect to any Taxes.

             2.14.6 ACCOUNTING METHOD. BDH has not at any time during the past five years used the cash method of accounting. BDH (i) has not agreed and is not required to include any amount in income with respect to any taxable year ending after the Closing Date pursuant to Section 481 of the Code and (ii) does not have pending a request to change a method of accounting under Section 446(e) of the Code.

             2.14.7 NO CONSENT ELECTION. BDH has not consented to the application of Code section 341(f).


             2.14.8 MEMBER OF PARTNERSHIP. BDH is not a member of any joint venture or other entity that is treated as a partnership for U.S. federal income Tax purposes.

             2.14.9 CLOSING STATEMENTS. BDH has not executed on IRS Form 906 any closing agreement that affects any taxable year ending after the Closing Date.

             2.15 ABSENCE OF CHANGES. Since September 30, 1999, other than in connection with the transactions contemplated by this Agreement or reflected in the schedules hereto, each of the Companies and their subsidiaries has conducted the Business in the ordinary course, in substantially the same manner in which it has been previously conducted and none of the Companies or their subsidiaries has:

       (a) (i) changed the authorized or issued capital stock of any Company;
(ii) granted any stock option, warrant, subscription, calls or other right to purchase shares of capital stock of any Company; (iii) issued any security convertible into the capital stock of any Company; or (iv) caused the reclassification, combination, split, subdivision, purchase, redemption, retirement, issuance, sale, or any other acquisition or disposition, directly or indirectly, by the Company of any shares of the capital stock of such Company;

       (b) (i) acquired (including by merger, consolidation or acquisition or stock or assets) any Company or any person or any division thereof or portion of the assets thereof; (ii) liquidated, dissolved or wound up any Company; or (iii) organized any new subsidiary;

       (c) entered into, amended, terminated, or received notice of termination of any Material Contract, Lease or employment agreement set forth on Schedule
2.10 or License set forth on Schedule 2.11;

       (d) settled or compromised any action, claim or suit other than such actions, claims or suits in which the amount paid in settlement or compromise, including the cost to any Company of complying with any provision of such settlement or compromise other than cash payments, did not exceed $25,000;

       (e) suffered a change in the condition (financial or otherwise), operations, business, or assets of any Company which would have had a Material Adverse Effect;

       (f) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Liens incurred in the ordinary course of business or Permitted Liens;

       (g) except as required by GAAP, made any material change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

       (h) increased the compensation of any officer or employee, other than (i) in the ordinary course of business or (ii) to comply with applicable law;

       (i) sold, leased, disposed or agreed to dispose of any material properties or assets necessary for the conduct of the Business, other than in the ordinary course of business;

       (j) canceled or forgiven any material debts or claims except in the ordinary course of business; or

       (k) agreed (whether such agreement was written or oral, express or implied) to do any of the foregoing.

PROVIDED, HOWEVER, that no provision of this Agreement shall restrict the ability of any Company or its subsidiaries to distribute all of its cash, cash equivalents and intercompany accounts receivable or use all of its cash and cash equivalents prior to the close of business on the Closing Date, through dividends to its stockholders (net of applicable withholding), repayment of outstanding liabilities or otherwise.

             2.16 ENVIRONMENTAL COMPLIANCE AND CONDITIONS. (a) The Companies and their subsidiaries have all material permits, licenses, authorizations, registrations and other material governmental consents required under Environmental Laws and all such permits, licenses, authorizations and registrations are in full force and effect. The Companies or their subsidiaries have received no notice or other communication and the Sellers have no knowledge that any such material permits, licenses, authorizations or registrations may be suspended, revoked, or modified by any governmental body.

       (b) Each of the Companies and their subsidiaries is in material compliance with all applicable Environmental Laws or any written notice or demand letter issued thereunder. There is no material civil, criminal, or administrative action, suit, claim, notice of violation, investigation, or proceeding pending relating to the property or business of the Companies or their subsidiaries or, to the knowledge of the Sellers, threatened against the business or property of the Companies or their subsidiaries arising out of any applicable Environmental Laws.

       (c) Neither any Seller nor any Company has received any written notice or other communication that any of the Companies or their subsidiaries is or may be a potentially responsible person or otherwise liable in connection with any waste disposal site allegedly containing, or other location used for the disposal of, any Hazardous Substances.

       (d) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Companies nor their subsidiaries have and to the knowledge of the Sellers no other person has placed, stored, buried, released, dumped or disposed of any Hazardous Substances in quantities requiring investigation or cleanup, or otherwise in a manner that could form the basis of liability under Environmental Laws, on the properties owned or operated by the Companies or their subsidiaries or, to the knowledge of the Sellers, at any formerly-owned properties for which the Companies or their subsidiaries have retained or assumed liability either contractually or by operation of law, or at any offsite storage, treatment or disposal facility, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Companies or their subsidiaries (which inventories and wastes, if any, were stored or disposed of in material compliance with Environmental Laws and in a manner such that there was no material release of any such substances into the environment). No cleanup has occurred at any property owned or operated by the Companies or their subsidiaries that could reasonably be expected to result in the assertion or creation of a lien on such property by any governmental body with respect thereto, nor has any such assertion of a lien been made by any governmental body.

       (e) Except as would not reasonably be expected to have a Material Adverse Effect, there is not at, on or in any property owned or operated by the Companies or their subsidiaries (i) any friable asbestos-containing material;
(ii) any polychlorinated biphenyls in concentrations that would impose regulatory obligations on the Companies; (iii) any lead-based paint that would impose regulatory obligations on the Companies or their subsidiaries; or (iv) other than naturally occurring radioactive materials that are present at the property of any Companies or their subsidiaries, such as radon, any radioactive material including but not limited to, any source, special nuclear or byproduct material as defined in 42 U.S.C. ss. 2011 ET SEQ., as amended or hereafter amended.

       (f) There are no underground storage tanks or regulated surface impoundments at, on or in any property owned or operated by the Companies or their subsidiaries, including, to the Sellers' knowledge, any former property of the Companies or their subsidiaries for which the Companies or their subsidiaries have retained or assumed liability either contractually or by operation of law.

             For purposes of this Section 2.16, the following terms shall have the meanings set forth below:

             "ENVIRONMENTAL LAW" shall mean any applicable federal, state or local law, rule, regulation, order, treaty, statute or permit of or issued by any government body relating to the protection of human health, the environment, natural resources and wildlife, including, but not limited to, those relating to
(i) the protection or use of surface water, groundwater, rivers and other bodies of water; (ii) the protection of ambient and indoor air quality; (iii) the management, manufacture, possession, presence, use, generation, transportation, distribution, treatment, storage, disposal, release, threatened release, abatement, removal, remediation of, or exposure to, any Hazardous Substance; or
(iv) the prevention, mitigation, or remediation of environmental pollution in any form.

             "HAZARDOUS SUBSTANCE" shall mean all substances, wastes, pollutants, contaminants and materials regulated or defined or designated as "hazardous" or "toxic" pursuant to any Environmental Law or any other law, rule, regulation, order, decree, or ordinance having the force of law, of any governmental body, including, without limitation, petroleum or petroleum products, radioactive materials (other than radon), asbestos in any form that is friable, and polychlorinated biphenyls.

             2.17 BANKING AND AGENCY ARRANGEMENTS. Schedule 2.17 sets forth a list of: (a) each bank or similar financial institution in which any of the Companies or their subsidiaries has an account or safe deposit box or other custodial arrangement and the numbers of such accounts or safe deposit boxes maintained by such Company or such subsidiary; and

       (b) the names of all persons authorized to draw on each such account or to have access to any such safe deposit box facility.

             2.18 AFFILIATE TRANSACTIONS. None of the Companies or their subsidiaries is a party to any agreement, arrangement or commitment (whether written or oral) with (a) any of its directors or officers or (b) any Seller or any affiliate of any Seller other than the Companies and their subsidiaries (such affiliates, "NON-COMPANY AFFILIATES"). Schedule 2.18 sets forth a true and complete list of all services provided by any Seller or any Non-Company Affiliate to any of the Companies or their subsidiaries.

             2.19 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Companies in such manner as to give rise to any valid claim against the Purchaser or the Companies for any brokerage or finder's commission, fee or similar compensation, except for Lazard Freres & Co. LLC.

             2.20 INVENTORIES. The inventories of each Company and its subsidiaries consist of items of a quality and quantity useable or saleable in the ordinary course of business, except for obsolete or slow-moving items and items below standard quality, all of which have been written down to net realizable market value or have been provided for by adequate reserves. The inventories shown on the balance sheets included in the Financial Statements are based on quantities determined by physical count or measurement, taken within the preceding twelve (12) months, and are valued at the lower of cost (determined on a first-in, first-out basis) or market value and on a basis consistent with prior years. The inventories currently on hand are, and will be on the Closing Date, of any amount and type sufficient to operate the business of the Companies consistent with past practice.

             2.21 ACCOUNTS RECEIVABLE. The accounts receivable reflected on the Financial Statements: (a) were acquired by the applicable Company or its subsidiary in the ordinary course of business and represent fully completed bona fide transactions that require no further act on the part of such Company or subsidiary to make such accounts receivable payable by the account debtors; (b) represent valid obligations owing to a Company or a subsidiary by account debtors that are not affiliates of any Company or subsidiary, which are enforceable in accordance with their respective terms, and (c) are owned by the applicable Company or subsidiary free and clear of all Liens.

             2.22 YEAR 2000 COMPLIANCE. All computer hardware and software systems, computing resources, equipment, machinery and devices used by the Companies and their subsidiaries to operate their businesses (collectively, "SYSTEMS") have performed fully during the year 2000 to date and, to the knowledge of the Sellers, will perform fully after the date of this Agreement, in each case without error relating to date values or other date data, including without limitation, (i) errors resulting from, related to, or resulting from date data that represents or references different centuries or more than one century, or (ii) errors resulting from or relating to calculations, processing, sequencing, or employing date data. Without limiting the generality of the foregoing, the Systems:

       (a) have been, and to the knowledge of the Sellers, will be, capable of accurately, correctly, and consistently accepting, calculating, comparing, sorting, and otherwise processing, returning, and displaying date inputs and date values, regardless of when such date data are used, the format or separators used to express such dates, and whether such dates are read from the internal clock of the hardware, input by a user, or otherwise;

       (b) have accurately, correctly, and consistently managed and manipulated data involving dates, including formulas that involve dates in one century or dates in more than one century, and, to the knowledge of the Sellers, will continue to do so; and

       (c) have not caused an abnormally-ending routine or process within an application or generated incorrect values or invalid results involving date data and, to the knowledge of the Sellers, will not do so.

             3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Sellers that, except as set forth in the Purchaser's disclosure schedules attached to this Agreement:

             3.1 CORPORATE STATUS AND AUTHORITY. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by the board of directors of the Purchaser, which constitutes all necessary corporate action for such authorization. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

             3.2 NO CONFLICTS; CONSENTS AND APPROVALS, ETC. (a) The execution, delivery and performance of this Agreement by the Purchaser will not result in
(i) any conflict with the certificate of incorporation or by-laws of the Purchaser, (ii) any breach or violation of or default under any law, statute, regulation, judgment, order, decree, license, permit or other governmental authorization or any mortgage, lease, agreement, deed of trust, indenture or any other instrument to which the Purchaser is a party or by which (iii) the creation or imposition of any Lien, except for such breaches, violations or defaults and such Liens as would not, individually or in the aggregate, impair the ability of the Purchaser to fulfill its obligations hereunder.

       (b) No consent, approval or authorization of or filing with any third party or governmental authority is required on the part of the Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except filings required with respect to the HSR Act or which have been made or obtained.

             3.3 FINANCIAL ABILITY TO PERFORM. The Purchaser has available cash funds or borrowing capacity under an existing credit facility sufficient to consummate the transactions contemplated by this Agreement.

             3.4 LITIGATION. There are no judicial or administrative actions, proceedings or investigations involving the Purchaser that are pending or, to the Purchaser's knowledge, threatened, which question the validity of this Agreement or any action taken or to be taken by it in connection herewith.

             3.5 PURCHASE FOR INVESTMENT. The Purchaser is acquiring the Shares for investment and not with a view toward any resale or distribution thereof except in compliance with the Securities Act of 1933, as amended.

             3.6 BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any person acting on behalf of the Purchaser in such manner as to give rise to any valid claim against the Companies, the Sellers or any of their respective affiliates for any brokerage or finder's commission, fee or similar compensation.

             4.  COVENANTS.

             4.1 SATISFACTION OF CLOSING CONDITIONS. The parties shall use their commercially reasonable best efforts to bring about the satisfaction as soon as possible of all the conditions contained in Section 6 and to effect the consummation of the transactions contemplated by this Agreement by February 15, 2000. Without limiting the generality of the foregoing, the parties shall apply for and diligently prosecute all applications for, and shall use their commercially reasonable best efforts promptly to obtain, such consents, authorizations and approvals from such third parties and governmental authorities as shall be necessary to permit the consummation of the transactions contemplated by this Agreement including, without limitation, making the requisite filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice pursuant to the HSR Act, PROVIDED that, except for customary filing fees and routine expenditures, in no event shall any party be required to expend material funds, incur material obligations or dispose of any material assets to obtain a third party or governmental consent, authorization or approval.

             4.2 CONDUCT OF BUSINESS, ETC. From the date hereof until the Closing, except for entering into and performing under this Agreement and except for the matters referred to on Schedule 4.2 (except that AQF shall not purchase any trademarks from Enz A.G., a Swiss corporation, without the prior written consent of Purchaser) the effect of the consummation of the transactions contemplated hereby or as otherwise consented to by the Purchaser in writing, such consent not to be unreasonably withheld, the Sellers shall cause the Companies and their subsidiaries to conduct the Business in the ordinary course in substantially the same manner in which it previously has been conducted and not take any action that would cause a breach of Section 2.15.

             4.3 ACCESS AND INFORMATION. The Sellers shall cause the Companies and their subsidiaries to give to the Purchaser and its employees, officers and representatives reasonable access at all reasonable times to the properties, books and records of the Companies and their subsidiaries and to furnish such information and documents in their possession relating to the Companies and their subsidiaries as the Purchaser may reasonably request, PROVIDED that the Purchaser shall not be entitled to any such access, information or documents for the purposes of conducting any environmental audit or assessment without the prior written consent of the Sellers. All such information and documents obtained by the Purchaser shall be subject to the terms of the Confidentiality Agreement, dated October 29, 1999 (the "CONFIDENTIALITY AGREEMENT"), between the Purchaser and AQF. The Purchaser hereby agrees that the provisions of the Confidentiality Agreement will apply to any properties, books, records, data, documents and other information relating to the Sellers or any Non-Company Affiliate provided to the Purchaser or its affiliates or any of their respective advisers or employees pursuant to this Agreement whether before or after the Closing. No such access, examination or review shall in any way affect, diminish, terminate or mitigate any of the representations, warranties or covenants of any Seller set forth herein.

             4.4 SUPPLEMENTS TO DISCLOSURES. From time to time prior to the Closing Date, the Sellers shall amend or supplement the Schedules with respect to any matter that, if existing or occurring at or prior to the Closing Date, would have been required to be set forth or described therein or that is necessary to complete or correct any information in any representation or warranty contained in Section 2. Except as the Purchaser shall otherwise agree in writing, no such amendment or supplement shall be given effect for purposes of determining the fulfillment of the condition set forth in Section 6.4.1.

             4.5 CONTACT WITH CUSTOMERS AND SUPPLIERS. Neither the Purchaser nor any of its agents, affiliates, employees, directors or officers shall contact and communicate with any employees, customers, suppliers or licensors of any of the Companies or their subsidiaries in connection with the transactions contemplated hereby except with the prior written consent of the Sellers, which consent will not be unreasonably withheld may be conditioned upon an officer of such Company or subsidiary being present at any such meeting or conference, among other conditions as may be reasonably required by Sellers.

             4.6 PUBLICITY. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made without the joint approval of the Sellers' Representative and the Purchaser, unless required by law (in the reasonable opinion of counsel) in which case the Sellers' Representative and the Purchaser shall have the right to review such press release or announcement prior to publication; PROVIDED that, the Purchaser may, with the prior consent of the Sellers' Representative, such consent not to be unreasonably withheld, conduct necessary communication with employees.

             4.7 SELLER LOANS. On the Closing Date, immediately upon receipt of the Estimated BDH Payment, each Seller shall pay or cause to be paid to BDH, by wire transfer of immediately available funds to an account designated by the Purchaser, all loans receivable due and owing to BDH from such Seller as of the Closing Date, together with accrued interest thereon.

             4.8 MAINTENANCE OF PEASBLOSSOM AND MAINTREE. Purchaser shall not liquidate or merge Peasblossom or Maintree, or otherwise cause the separate corporate existence of either such company to terminate, prior to the fifth anniversary of the Closing Date, nor shall Purchaser cause Peasblossom or Maintree to transfer the stock of BDH held by either such company to any affiliate of Purchaser prior to such fifth anniversary; PROVIDED that electing to classify Peasblossom or Maintree as disregarded as an entity separate from its owner pursuant to U. S. Treasury Regulation ss. 301.7701-3 shall not constitute a violation of this Section 4.8.

             4.9 CERTAIN NOTIFICATIONS. Each party shall promptly notify the other of any action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Each party hereto shall promptly notify the other of any lawsuit, claim, proceeding or investigation that may be threatened or commenced against any Company or the Purchaser, as the case may be, if such lawsuit, claim, proceeding or investigation had arisen prior to the Closing Date hereof. Each Seller shall promptly notify the Purchaser in writing of any event following the date hereof of which such Seller is or becomes aware that could have a Material Adverse Effect or adversely affect the performance by such Seller of its obligations under this Agreement.

             4.10 REQUIRED APPROVALS. Each party hereto hereby agrees to cooperate with the other and use its reasonable efforts promptly to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all necessary permits, consents, approvals and authorizations of all third parties and governmental authorities that are required to be obtained hereunder. Each party shall have the right to review in advance, and to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the other party that appears in any filing made with, or written materials submitted to, all third parties and governmental authorities in connection with the transactions contemplated in this Agreement. In exercising the foregoing right, the Purchaser and Sellers shall act reasonably and as promptly as practicable. The Purchaser, on the one hand, and the Sellers, on the other, agree that they will keep the other party hereto apprised of the status of matters relating to completion of the transactions contemplated herein, including promptly furnishing the other with copies of notices or other communications received from all third parties and governmental authorities with respect to the transactions contemplated herein.

             4.11 FURTHER ASSURANCES. At any time and from time to time after the Closing Date, the parties hereto agree to (a) furnish upon request to each other such further assurances, information, documents, instruments of transfer or assignment, files and books and records as may be reasonably requested, (b) promptly execute, acknowledge, and deliver any such further assurances, documents, instruments of transfer or assignment, files and books and records as may be reasonably requested, and (c) do all such further acts and things as any other party hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to herein.

             4.12 EXCLUSIVITY. Unless this Agreement has been terminated in accordance with Section 8.4, the Company and each of the Sellers each agrees that from the date hereof, neither he or it nor any of his or its officers, directors, shareholders, affiliates or other representatives (collectively the "AFFILIATED PARTIES") will invite, solicit or encourage proposals or offers or entertain, accept, negotiate, discuss or otherwise participate in a possible merger, combination, sale or other disposition of the Shares or substantially all the assets of any Company or subsidiary or any business combination or change in control of any Company (other than a transfer of the shares of Peasblossom to a trust in accordance with Section 8.9 hereof) (a "COMPANY SALE") with any other party. Each Seller represents that neither it nor any Company is a party to or bound by any agreement with respect to a Company Sale other than this Agreement. Each Seller shall cause the Affiliated Parties immediately to cease and terminate any existing or prior existing activities, discussions or negotiations with any persons or entities conducted heretofore with respect to any Company Sale, and shall promptly request each such person or entity who has heretofore entered into a confidentiality agreement in connection with a Company Sale or has otherwise received information in connection with a Company Sale to (a) return to the Sellers all confidential information heretofore furnished to such person or entity by or on behalf of the Sellers and (b) destroy (and certify to the Sellers as to the destruction of) all notes, analyses, compilations, reports, forecasts, studies, memoranda, computer-stored data or other documents which contain, or are based in whole or in part or otherwise reflect, confidential information received in connection with a Company Sale. It is intended by the parties hereto that so long as the term of this Agreement are in effect, the Purchaser shall have the exclusive right to purchase the Shares on the terms and conditions herein contained.

             4.13 EMPLOYMENT MATTERS. Subject to the terms of Section 5 hereof, at the Closing, the Purchaser may, but shall not be obligated to, cause each Company to retain the employees of such Company engaged full-time or part-time in the conduct of its business as the Purchaser may determine, in its sole discretion.

             4.14 NON-COMPETITION AGREEMENT. (a) During the Restricted Period (as defined below), William C. Burkhardt, shall not, directly or indirectly, or as the agent of another person or through other persons as an agent:

             (i) engage, directly or indirectly, within the United States in a business the same as, or substantially similar to, the business of any Company;

             (ii) own, manage or operate within the United States any other business directly or indirectly engaged in the promotion, sale or distribution, within the United States, of products or services competitive with those of the business of any Company, except that an interest of less than five percent (5%) of a publicly-held corporation that is engaged in a business competitive with the business of any

       Company within the United States shall be permitted; or

             (iii) solicit for employment or employ any person who was employed by AQF within the United States within 12 (twelve) months prior to the Closing so long as such employee is employed by AQF or the Purchaser, or request, induce or advise any such employee so employed to leave the employ of AQF or the Purchaser, unless the Purchaser consents to such employee leaving the employ of AQF or the Purchaser.

             (iv) The "Restricted Period" shall mean the period from the Closing Date until the first anniversary thereof.

       (b) The necessity of protection against competition, as set forth above, and the nature and scope of such protection has been carefully considered by the parties hereto. The parties hereto agree and acknowledge that the duration, scope and geographic areas applicable to the covenant not-to-compete described in this Section 4.14 are fair, reasonable and necessary and that adequate compensation has been received by the parties subject to this Section 4.14 for such obligations. If, however, for any reason any court determines that the restrictions in this Section 4.14 are not reasonable or that consideration is inadequate, such restrictions shall be interpreted, modified or rewritten to include the duration, scope and geographic area identified in this Section 4.14 to the greatest extent possible that will render such restrictions valid and enforceable.

       (c) In the event of a breach or threatened breach of this Section 4.14, the Purchaser shall be entitled, without the posting of a bond, to an injunction restraining such breach.

             4.15 TRUST WITHHOLDING. The Sellers shall cause the trust agreement with respect to the Trust to require the trustee of the Trust to withhold from any payment or other distribution from the Trust any and all applicable income and employment Taxes required to be withheld pursuant to applicable law.

             4.16 FORM 8832. At the request of the Purchaser received at least ten business days prior to the Closing Date, the Nutcracker and HB L.P. shall execute and deliver to the Purchaser IRS Forms 8832 in such form as the Purchaser shall furnish to such shareholders.

             5. EMPLOYEES AND EMPLOYEE BENEFIT PLANS. (a) Each present or former employee of AQF or any of its subsidiaries entitled to any compensation, benefits or other payments arising in connection with such former employee's employment with

AQF or such subsidiary shall be referred to as an "AQF EMPLOYEE." From and after the Closing, the Purchaser shall, or shall cause AQF or one of its subsidiaries or one of the Purchaser's subsidiaries, as applicable, to honor, pay, perform, and satisfy any and all liabilities, obligations and responsibilities to or in respect of each AQF Employee arising under the terms of or in connection with any Plan, as in effect immediately prior to the Closing.

       (b) Without limiting the generality of the foregoing, the Purchaser will, or will cause AQF or one of AQF's subsidiaries or one of the Purchaser's subsidiaries, as applicable, to honor, pay, perform and satisfy all liabilities and commitments under each plan, contract, agreement or arrangement in effect as of the Closing that provides any AQF Employee with compensation or benefits upon or in connection with the termination of such AQF Employee's employment, and, to the extent applicable to an AQF Employee, the Purchaser will, or will cause AQF or one of AQF's subsidiaries or one of the Purchaser's subsidiaries, as applicable, to honor and continue in effect in accordance with its terms each severance plan, program or policy of the Sellers, AQF or any of AQF's subsidiaries, as applicable, in effect immediately before the Closing. The Purchaser shall, or shall cause AQF or one of AQF's subsidiaries, as applicable, to be responsible for any compensation, benefits or other payments which become payable to any AQF Employee in connection with the transactions contemplated hereby and the Purchaser shall indemnify and hold harmless the Sellers for any and all costs and liabilities incurred by the Sellers with respect to any claim for severance benefits payable to any AQF Employee as a result of or in connection with the transactions contemplated hereby or any event occurring after the Closing.

       (c) Without limiting the generality of the foregoing, from and after the Closing Date, the Purchaser shall, or shall cause the Company and its subsidiaries to, make available to each AQF Employee retained by the Purchaser after the Closing Date, employee benefit plans and programs which are either (i) substantially the same as are made available to similarly situated employees of the Purchaser, on terms and conditions which are no less favorable to the AQF Employees than the terms and conditions generally applicable to similarly situated employees of the Purchaser or (ii) substantially similar to the terms and conditions of any Plans in which they were participating immediately prior to the Closing Date. To the extent service is a factor in determining eligibility for plan participation and vesting in plan benefits (including, without limitation, eligibility for any early retirement benefits and similar benefit subsidies), the plans and programs in which each AQF Employee participates after the Closing Date in accordance with the preceding sentence shall recognize service with the Company and its subsidiaries as service with the Purchaser for purposes of determining each such AQF

Employee's eligibility to participate in, and vest in the benefits provided under, such plan or program in accordance with the formula used by the Company and its subsidiaries prior to the Closing; PROVIDED, that such formula does not result in a more accelerated vesting schedule than provided under the Purchaser's plans or programs. Notwithstanding the foregoing, in no event shall any employee receive duplicate benefits with respect to any period of prior service.

             6.  CONDITIONS PRECEDENT.

             6.1 GENERAL. The respective obligations set forth herein of the Sellers and the Purchaser to consummate the sale and purchase of the Shares at the Closing shall be subject to the fulfillment or waiver, on or before the Closing Date, in the case of the Sellers, of the conditions set forth in Sections 6.2 and 6.3, and in the case of the Purchaser, of the conditions set forth in Sections 6.2 and 6.4.

             6.2  CONDITIONS TO OBLIGATIONS OF BOTH PARTIES.

             6.2.1 HSR ACT. Any approvals required under the HSR Act shall have been obtained or the waiting period under the HSR Act shall have been terminated or expired.

             6.2.2 CONSENTS. All governmental approvals and consents required to consummate the transactions contemplated by this Agreement shall have been obtained or waived, and all third party approvals and consents required to consummate the transaction contemplated by this Agreement shall have been obtained or waived, except for third party approvals and consents which, if not obtained, would not, individually or in the aggregate, have a Material Adverse Effect.

             6.2.3 NO INJUNCTION. There shall not be any (i) injunction in effect, (ii) law, statute, rule or regulation enacted after the date hereof or
(iii) order issued by a court of competent jurisdiction or other governmental authority, which in any such case restrains or prohibits the consummation of the transactions contemplated by this Agreement.

             6.2.4 ESCROW AGREEMENT. The Escrow Agreement in the form of Exhibit A hereto shall have been executed.

             6.3  CONDITIONS TO OBLIGATIONS OF THE SELLERS.

             6.3.1 REPRESENTATIONS AND WARRANTIES OF PURCHASER. The representations and warranties in Section 3 shall be true and correct in all material respects (and in all respects if qualified by materiality) when made (except to the extent made as of a specific date) and at and as of the Closing with the same effect as though made at and as of such time. The Purchaser shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

             6.3.2 OFFICER'S CERTIFICATE. The Purchaser shall have delivered to the Sellers' Representative a certificate, dated the Closing Date and signed by an authorized senior officer thereof, as to the fulfillment of the conditions set forth in Section 6.3.1.

             6.4  CONDITIONS TO OBLIGATIONS OF PURCHASER.

             6.4.1 REPRESENTATIONS AND WARRANTIES OF THE SELLERS. The representations and warranties in Section 2 shall be true and correct in all material respects (and in all respects if qualified by materiality) when made (except to the extent made as of a specific date) and at and as of the Closing with the same effect as though made at and as of such time. Each of the Sellers shall have duly performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it at or before the Closing.

             6.4.2 OFFICER'S CERTIFICATE. The Sellers' Representative shall have delivered to the Purchaser a certificate, dated the Closing Date and signed by each of the Sellers, as to the fulfillment of the conditions set forth in
Section 6.4.1.

             6.4.3 RESIGNATIONS. The directors of each of the Companies and their subsidiaries who have been specified in a notice delivered by the Purchaser to the Sellers' Representative at least five days prior to the Closing shall have submitted their resignations from the board of directors of such Company or subsidiary, as the case may be, effective as of the Closing Date; PROVIDED that, such notice shall set forth the names of the directors who will replace such resigning persons.

             6.4.4 TAX CERTIFICATES. William C. Burkhardt shall have delivered to the Purchaser the certificate described in Treasury Regulation ss. 1.1445-2(b)(2)(i) to the effect that he is not a foreign person within the meaning of Section 1445 of the Code and Alberta Ltd and, if the Purchaser shall have furnished IRS Forms 8832 to the Nutcracker and HB L.P. in accordance with
Section 4.16, Dr. Bettina Bahlsen, the Nutcracker Trustee and HB L.P. shall have delivered to the Purchaser a copy of the statement described in Treasury Regulation ss. 1.1445-2(c)(3) to the effect that shares of BDH do not constitute a U.S. real property interest.

             6.4.5 NO MATERIAL ADVERSE CHANGE. There shall have occurred no material adverse change in or with respect to the business, assets or results of operations of the Companies and their subsidiaries taken as a whole since the date hereof.

             6.4.6 AUDITED FINANCIAL STATEMENTS; BOOKS AND RECORDS. Sellers shall have delivered (i) the audited consolidated balance sheet and related audited consolidated statements of income, cash flow and stockholders equity of AQF and its subsidiaries for the fiscal year ended December 31, 1999 and (ii) all of the books, records and ledgers of each Company.

             7.  INDEMNIFICATION BY THE SELLERS AND THE PURCHASER.

             7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. (a) The representations and warranties made by the Sellers and the Purchaser pursuant to this Agreement or any certificate to be delivered pursuant to Section 6.4 shall survive the Closing and expire upon the first anniversary of the Closing Date; PROVIDED, that, the representations and warranties set forth in (i) (A) Sections 2.1(a)(i) and 2.1(c)(i) (in each case solely with respect to the representation as to authority, due execution, delivery and binding notice), (B) Sections 2.1(b)(i) and 2.1(d)(i) (in each case solely with respect to the representation as to due execution, delivery and binding notice), (C) Section 2.4 (solely with respect to the representation as to beneficial ownership of shares referred to therein), and (D) Section 2.3 (solely with respect to the representation that Peasblossom and Maintree are private limited liability companies organized under the laws of the Island of Jersey), shall survive without termination, and (ii) Sections 2.14.2, 2.14.3 and 2.14.4 shall not survive the Closing.

       (b) Any claim for indemnification under this Section 7 with respect to such representations and warranties must be brought in accordance with this
Section 7 prior to the expiration of the representations and warranties pursuant to Section 7.1(a).

             7.2  INDEMNIFICATION BY THE SELLERS AND THE PURCHASER.

             7.2.1 BY THE SELLERS. From and after the Closing, subject to the limitations set forth below, the Sellers shall indemnify and hold harmless the Purchaser, each Company, and all of their subsidiaries, stockholders, officers, directors, agents and representatives (collectively, the "PURCHASER INDEMNITEES") from and against any loss, liability, damage, charge, claim or cost, including reasonable attorneys' fees and other costs and expenses (collectively, "LOSSES"), incurred or sustained by any Purchaser Indemnitee as a result of the breach by the Sellers of (a) any covenant set forth in this Agreement, PROVIDED that, after the Closing, the Sellers shall not be liable for the breach of any covenant other than with respect to the withholding obligations of the Sellers in Section 2.15 and those contained in Sections 1, 4.6, 4.7, 4.14, 4.15, 7, 8.5, 8.6 and 8.14 or,
(b) subject to Section 7.1, any representation or warranty set forth in this Agreement or made in any certificate delivered pursuant to Section 6.4; PROVIDED that, notwithstanding any other provision of this Agreement to the contrary, the Sellers shall indemnify and hold harmless each Purchaser Indemnitee from and against any Loss incurred as a result of those certain claims by D.F. Stauffer Biscuit Company, Inc., against AQF; and FURTHER PROVIDED that there shall not be any duplicative payments or indemnities by the Sellers.

             The rights of the Purchaser Indemnitees to indemnification under this Section 7 shall be limited as follows:

       (1) No indemnification shall be required to be made by the Sellers for breaches of representations or warranties under Section 7.2.1(b) until the aggregate amount of Losses resulting from such breaches exceeds $1.0 million; PROVIDED that, if the aggregate amount of such Losses exceeds such amount, indemnification shall be made only with respect to the aggregate amount which exceeds $1.0 million. This Section 7.2.1(1) does not apply to Losses in respect of BDH, Peasblossom or Maintree.

       (2) To the extent that any Purchaser Indemnitee is seeking indemnification solely under Section 7.2.1(b), such Purchaser Indemnitee shall be entitled to indemnity only for those Losses as to which such Purchaser Indemnitee has given written notice thereof to the Sellers prior to the expiration of the survival period pursuant to Section 7.1(b). Any written notice delivered by a Purchaser Indemnitee pursuant to this subparagraph (2) shall set forth with reasonable specificity the amount of such Loss for which reimbursement is then sought, a description in reasonable detail of the facts giving rise to such Loss to the extent then known to such Purchaser Indemnitee and the basis of the Sellers' liability therefor (including the particular representation or warranty in this Agreement under which such Purchaser Indemnitee believes such liability arises), the Indemnification Escrow Subaccount (as defined in the Escrow Agreement) or Subaccounts from which such Purchaser believes it is entitled to be reimbursed and an explanation in reasonable detail of the basis for such belief, and payment instructions. In no event shall any Purchaser Indemnitee be indemnified for any breach of any representation or warranty of which the Purchaser had actual knowledge prior to the Closing; PROVIDED that, the Purchaser Indemnitees shall not be deemed to have actual knowledge of a breach solely because documents, information or data were included in the data room for this transaction.

       (3) Except for Losses in respect of Maintree or Peasblossom, from and after the Closing, (i) the Purchaser Indemnitees shall in no event be entitled to indemnification under Section 7.2 or 7.3 or other recovery for Losses in excess of an aggregate amount equal to the Indemnification Escrow Amount; (ii) no claim or payment for indemnification hereunder shall be made except in accordance with the terms of the Escrow Agreement; and (iii) in no event shall any Seller be liable to pay any amount directly or indirectly other than from and to the extent of such Seller's Indemnification Escrow Subaccount, in the manner provided in the Escrow Agreement.

       (4) To the extent that any Purchaser Indemnitee is seeking indemnification under Section 7.2 or 7.3 for Losses in respect of Maintree or Peasblossom, such Purchaser Indemnitee shall seek indemnification solely from: first, the applicable Indemnification Escrow Subaccount and, second, after such applicable Indemnification Escrow Subaccount is reduced to zero, the Nutcracker Trustee, in the case of Losses in respect of Peasblossom, and HB L.P., in the case of Losses in respect of Maintree, and not any other Seller, and, third, if and only if and only to the extent that the Nutcracker Trustee or HB L.P., as applicable, does not have sufficient funds available to satisfy its obligations as limited herein in respect of such Losses, Dr. Bettina Bahlsen, in the case of Losses in respect of Peasblossom, and Hubertus Bahlsen, in the case of Losses in respect of Maintree, and not any other Seller.

       (5) The amount of any Losses incurred by any Purchaser Indemnitee shall be reduced by the net amount the Purchaser Indemnitees or any of their affiliates actually recover (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses, and the Purchaser Indemnitees shall use commercially reasonable efforts to effect any such recovery.

       (6) In the case of Losses in respect of Peasblossom, from and after the Closing, the Purchaser Indemnitees shall in no event be entitled to indemnification under Section 7.2 or 7.3 or other recovery for Losses, whether such indemnification is sought from the applicable Escrow Subaccount, the Nutcracker Trustee or Dr. Bettina Bahlsen, in excess of an aggregate amount equal to the amount payable to the Nutcracker Trustee pursuant to Sections 1.2 and 1.3 hereof; PROVIDED that, in no event shall the Nutcracker Trustee incur any personal liability under this Agreement.

       (7) In the case of Losses in respect of Maintree, from and after the Closing, the Purchaser Indemnitees shall in no event be entitled to indemnification under Section 7.2 or 7.3 or other recovery for Losses, whether such indemnification is sought from the applicable Escrow Subaccount, HB L.P. or Hubertus Bahlsen, in excess of an aggregate amount equal to the amount payable to HB L.P. pursuant to Sections 1.2 and 1.3 hereof.

             7.2.2 BY THE PURCHASER. From and after the Closing, the Purchaser agrees to indemnify and hold harmless the Sellers, Nutcracker, Dr. Bettina Bahlsen, Hubertus Bahlsen, and each stockholder, partner, beneficiary, director, officer, employee, agent or representative of any of the foregoing (collectively, "SELLER INDEMNITEES") from and against any Losses incurred or sustained by Seller Indemnitees as a result of (a) the breach by the Purchaser of any covenant, representation or warranty set forth in this Agreement (including, without limitation, any Swiss Taxes that would not have been imposed but for any breach of the covenant set forth in Section 4.8) and (b) any obligation or liability of whatever kind or nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, whether or not accrued, arising after the Closing Date, of any of the Companies or their subsidiaries, other than Losses against which the Purchaser is indemnified pursuant to Section 7.2.1; and PROVIDED, FURTHER, that there shall not be any duplicative payments or indemnities by the Purchaser.

             The rights of the Seller Indemnitees to indemnification under this
Section 7 shall be limited as follows:

             The amount of any Losses incurred by Seller Indemnitees shall be reduced by the net amount the Seller Indemnitees actually recover (after deducting all attorneys' fees, expenses and other costs of recovery) from any insurer or other party liable for such Losses, and the Seller, on behalf of the Seller Indemnitees, shall use commercially reasonable efforts to effect any such recovery.

             7.2.3 THIRD PARTY CLAIMS. A party entitled to indemnification hereunder shall herein be referred to as an "INDEMNITEE." A party obligated to indemnify an Indemnitee hereunder shall herein be referred to as an "INDEMNITOR." Within ten business days after an Indemnitee receives notice of any third party claim or the commencement of any action by any third party which such Indemnitee reasonably believes may give rise to a claim for indemnification from an Indemnitor hereunder, such Indemnitee shall, if a claim in respect thereof is to be made against an Indemnitor under this Section 7, notify such Indemnitor in writing in reasonable detail of such claim or action and include with such notice copies of all notices and documents (including court papers) served on or received by the Indemnitee from such third party. Upon receipt of such notice, the Indemnitor shall be entitled to participate in such claim or action, to assume the defense thereof with counsel reasonably satisfactory to the Indemnitee, and to settle or compromise such claim or action, PROVIDED that if the Indemnitee has elected to be represented by separate counsel pursuant to the proviso to the following sentence, such settlement or compromise shall be effected only with the consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed. After notice to the Indemnitee of the Indemnitor's election to assume the defense of such claim or action, the Indemnitor shall not be liable to the Indemnitee under this Section 7 for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof other than reasonable costs of investigation, PROVIDED that the Indemnitee shall have the right to employ counsel to represent it if either (x) such claim or action involves remedies other than monetary damages and such remedies, in the Indemnitee's reasonable judgment, could have a Material Adverse Effect or a material adverse effect on such Indemnitee or (y) the Indemnitee may have available to it one or more defenses or counterclaims which are inconsistent with one or more defenses or counterclaims which may be alleged by the Indemnitor, and in any such event the fees and expenses of such separate counsel shall be paid by the Indemnitee. If the Indemnitor does not elect to assume the defense of such claim or action within 45 days of the Indemnitee's delivery to notice of such a claim or action, the Indemnitee shall be entitled to assume the defense thereof. Unless it has been conclusively determined through a final judicial determination (or settlement tantamount thereto) that the Indemnitor is not liable to the Indemnitee under this Section 7, the Indemnitee shall act reasonably and in accordance with its good faith business judgment with respect to such defense, and shall not settle or compromise any such claim or action without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed. The parties hereto agree to render to each other such assistance as may reasonably be requested in order to insure the proper and adequate defense of any such claim or action, including making employees available on a mutually convenient basis to provide additional information and explanation of any relevant materials or to testify at any proceedings relating to such claim or action. This Section 7.2.3 shall not apply with respect to Tax matters, which shall be governed solely by Section 7.3.

             7.2.4 TAX TREATMENT OF INDEMNITY PAYMENT. Each of the Sellers and the Purchaser agrees to treat any indemnity payment made pursuant to Sections
7.2 and 7.3 as an adjustment to the purchase price for all Tax purposes unless otherwise required by law; provided, that for U.S. federal income tax purposes, such treatment shall not be required unless there is at least substantial authority for such position within the meaning of Treasury Regulation ss. 1.6662-4(d).

             7.2.5 EXCLUSIVITY OF INDEMNIFICATION PROVISION. The indemnity provided for in this Section 7, as limited herein and in the Escrow Agreement, shall be the sole and exclusive remedy of the Purchaser and the Sellers after the Closing for any inaccuracy of any representation or warranty of the Sellers and the Purchaser, respectively, any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled by the Sellers and the Purchaser, respectively, or any other claim arising under this Agreement or in connection with the transactions contemplated hereby. In furtherance of the foregoing, the Purchaser hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it, the Companies or any subsidiary may have against the Sellers, the management or any Non-Company Affiliate relating to the subject matter of this Agreement arising under or based upon any Federal, state or local law, ordinance, rule or regulation or otherwise.

             7.3 TAX MATTERS. (a) Notwithstanding any other provision of this Agreement to the contrary, but subject to the limitations set forth in Sections 7.2.1(3), 7.2.1(4), 7.2.1(6) and 7.2.1(7), this Section 7.3 and Section 7.4, the
Sellers shall indemnify and hold harmless the Purchaser and the Companies from and against any liability of such Companies for Taxes with respect to any Pre-Closing Period to the extent such Taxes exceed the sum of the current Taxes payable set forth on the AQF Closing Statement and the BDH Closing Statement, in each case as such closing statement is finally determined. Notwithstanding the preceding sentence, the Sellers shall not be responsible for, and shall not be required to indemnify or hold harmless the Purchaser or the Companies from or against any liability for Taxes arising out of (i) any election pursuant to
Section 338 of the Code (or any similar provision of state or local law) with respect to the transactions contemplated hereunder or (ii) any event occurring after the Closing on the Closing Date.

       (b) For purposes of this Section 7.3, the term "Pre-Closing Period" shall mean (i) any taxable period ending on or prior to the Closing Date and (ii) the portion of any taxable period ending on the Closing Date in the case of any taxable period beginning before and ending after the Closing Date. For purposes of clause (ii) of the preceding sentence, Taxes shall be apportioned between the portion of such period ending on the Closing Date and the portion of such period beginning the day after the Closing Date on a per diem basis in the case of real and personal property Taxes and on the basis of an interim closing of the books as of the end of the Closing Date in the case of all other Taxes.

       (c) The Sellers shall cause the Companies to prepare and file all Returns of the Companies due on or prior to the Closing Date, which Returns shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Returns. The Purchaser shall cause the Companies to prepare and file all Returns of the Companies due after the Closing Date, which Returns, to the extent they relate to any Pre-Closing Period, and for the purpose of determining the Sellers' liability for Taxes, shall be prepared and filed timely and on a basis consistent with existing procedures for preparing such Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Returns, unless such treatment does not have sufficient legal support to avoid the imposition of penalties. Purchaser's obligation pursuant to the preceding sentence shall include the obligation to report the Tax benefit referred to in Section 1.3(e) subject to the standard set forth in the preceding sentence. Purchaser shall not amend or cause to be amended any Return in respect of any Pre-Closing Period in a manner that would result in any liability to the Sellers pursuant to Section 7.3(a) unless such amendment is required under applicable law or unless Purchaser agrees to waive any right to indemnification under Section 7.3(a) which arises as a result of such amendment.

       (d) The Purchaser, the Companies and the Sellers shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation of any Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. The Purchaser, the Companies and the Sellers will retain for the full period of any statute of limitations and provide the others with any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.

       (e) If in connection with any examination, investigation, audit or other proceeding in respect of any Return of any Company (or Tax issue relating to Peasblossom, Maintree or Alberta Ltd) with respect to any Pre-Closing Period, any governmental body or authority issues to the Purchaser or any of the Companies a written notice of deficiency, a notice of reassessment, a proposed adjustment, an assertion of claim or demand concerning a Pre-Closing Period, the Purchaser or the Companies shall notify the Sellers of its receipt of such communication from the governmental body or authority within 20 business days after receiving such notice of deficiency, reassessment, adjustment or assertion of claim or demand. No failure or delay of the Purchaser or the Companies in the performance of the foregoing shall reduce or otherwise affect the obligations or liabilities of the Sellers pursuant to this Agreement, except to the extent that such failure or delay shall have adversely affected the Sellers' ability to defend against any liability or claim for Taxes that the Sellers are obligated to pay hereunder. The Sellers shall, at their expense, have the right but not the obligation to exercise joint control with Purchaser over such contests at the audit, administrative and court levels of any such assessment, proposal, claim, reassessment, demand or other proceedings in connection with any Return of any Company (or Tax issue relating to Peasblossom, Maintree or Alberta Ltd) with respect to any Pre-Closing Period.

       (f) The Sellers shall be entitled to receive, and Purchaser shall cause the Companies promptly to remit to the Sellers, any refund of Taxes with respect to any Pre-Closing Period except to the extent such refund is shown as a current asset on the AQF Closing Statement or the BDH Closing Statement, in each case as such closing statement is finally determined. Any such remittance shall be made by the Purchaser and the Companies to the Sellers' Representative for distribution to the Sellers and the Trust, or after the termination of such Trust, to any Trust beneficiary, in such amounts as the Sellers' Representative determines in good faith, following consultation, to the extent necessary, with accountants and other advisors; provided, that the Purchaser's (and the Companies') obligation to remit to the Sellers any refund of Taxes received by or with respect to a Company shall terminate at such time as Purchaser's right to seek indemnification under Section 7.3 for Taxes attributable to such Company terminates, except to the extent that Sellers previously have paid an indemnity for Taxes under Section 7.3.

       (g) All federal, state, local and foreign transfer or similar Taxes applicable to or imposed upon the transfer of the Shares shall be paid by the Sellers.

             7.4 CERTAIN TAX ELECTIONS. Notwithstanding anything to the contrary contained in this Agreement, none of the Sellers, Dr. Bettina Bahlsen or Hubertus Bahlsen shall have any responsibility for the filing, or for the effectiveness, of any election described in Section 4.16, and none shall have any liability for any Losses incurred as a result of any such election not being effective except to the extent that any such election fails to be effective solely as a result of the inaccuracy of the representation contained in Section
2.3 that Peasblossom and Maintree are private limited liability companies organized under the laws of the Island of Jersey or the representation contained in Section 2.4 identifying the beneficial owners of Peasblossom and Maintree.

             8.  GENERAL PROVISIONS.

             8.1 MODIFICATION; WAIVER. This Agreement may be modified only by a written instrument executed by the Sellers' Representative and the Purchaser. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party or parties entitled to the benefits thereof.

             8.2 ENTIRE AGREEMENT. This Agreement is the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective affiliates, representatives and agents in respect of the subject matter hereof, except that this Agreement does not supersede the Confidentiality Agreement, the terms and conditions of which the parties hereto expressly reaffirm.

             8.3 CERTAIN LIMITATIONS. It is the explicit intent and understanding of each of the parties hereto that no party nor any of its affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in Sections 2 and 3 and no party is relying on any statement, representation or warranty, oral or written, express or implied, made by another party or such other party's affiliates, representatives or agents, including, without limitation, any such statement, representation or warranty contained in any offering memorandum or any information, document or material made available to the Purchaser in certain "data rooms", management presentations or any other form in expectation of the transactions contemplated hereby, except for the representations and warranties set forth in such Sections 2 and 3. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE COMPANIES AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT THE PURCHASER TAKES THE ASSETS OF THE COMPANIES "AS IS" AND "WHERE IS". The parties agree that this is an arm's length transaction in which the parties' undertakings and obligations are limited to the performance of their obligations under this Agreement and the Escrow Agreement. The Purchaser acknowledges that it is a sophisticated investor, that it has undertaken a full investigation of the Business, and that it has only a contractual relationship with the Sellers, based solely on the terms of this Agreement, and that there is no special relationship of trust or reliance between it and any of the Sellers.

             8.4 TERMINATION. (a) This Agreement constitutes the binding and irrevocable agreement of the parties and may only be terminated as follows: (i) at any time prior to the Closing Date by mutual consent of the Purchaser and the Sellers' Representative, (ii) by the Sellers' Representative by written notice to the Purchaser if (A) the Purchaser is in breach in any material respect of any representation, warranty or covenant of the Purchaser hereunder (and Sellers are not then in breach of any material representation, warranty or covenant) and
(B) the Sellers' Representative gave notice of such breach to the Purchaser and such breach was not cured within a reasonable period of time or was not curable;
(iii) by the Purchaser by written notice to the Sellers' Representative if (A) any Seller is in breach in any material respect of any representation, warranty or covenant of such Seller hereunder (and the Purchaser is not then in breach of any material representation, warranty or covenant) and (B) the Purchaser gave notice of such breach to the Sellers' Representative and such breach was not cured within a reasonable period of time or was not curable; or (iv) by the Purchaser or the Sellers' Representative, if the Closing shall not have taken place on or before the date 90 days following the date hereof or such later date as the parties may have agreed to in writing, PROVIDED that the non-occurrence of the Closing is not attributable to a breach of the terms hereof by the party seeking termination.

       (b) In the event of termination by the Sellers' Representative or the Purchaser pursuant to this Section 8.4, written notice thereof shall forthwith be given to all of the parties hereto and the transactions contemplated by this Agreement shall be terminated without further action by either the Purchaser or the Representative. If the transactions contemplated by this Agreement are terminated as provided herein:

       (i) The Purchaser shall return to the Sellers' Representative all documents and other materials received from the Sellers, their affiliates or their agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof; and

       (ii) All confidential information received by the Purchaser with respect to the Sellers and their affiliates shall be treated in accordance with the Confidentiality Agreement which shall remain in full force and effect notwithstanding the termination of this Agreement.

       (c) If this Agreement is terminated as provided in this Section 8.4, this Agreement shall become null and void and of no further force or effect, except for the Confidentiality Agreement as amended by the last sentence of Section 4.3, Section 4.7 relating to publicity, and Section 8.5 relating to certain expenses. Nothing in this Section 8.4 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

             8.5 EXPENSES. Except as expressly provided herein, whether or not the transactions contemplated herein shall be consummated, the parties shall each pay their own expenses. Purchaser shall be responsible for the fees and expenses of Warburg Dillon Read and Winston & Strawn. Sellers shall be responsible for all of their advisors' fees and expenses including, without limitation, Debevoise & Plimpton and Lazard Freres

& Co. LLC; PROVIDED, HOWEVER, that the parties hereto agree that the fees and expenses of Debevoise & Plimpton and Lazard Freres & Co. LLC may be paid by AQF on or prior to the Closing Date subject to the following conditions:

             (i) the amount of any such payment shall be made in cash and accordingly taken into account in the determination of AQF working capital (without giving effect to any Tax adjustment); and

             (ii) after the Closing Date, the amount of any fees and expenses owed to Debevoise & Plimpton and Lazard Freres & Co. LLC shall be solely the responsibility of Sellers and no amounts shall be due and payable or be deemed an obligation of the Purchaser or any Company.

             8.6 FURTHER ACTIONS. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

             8.7 POST-CLOSING ACCESS. In connection with any matter relating to any period prior to, or any period ending on, the Closing, the Purchaser shall, upon the request and at the expense of the Sellers, permit the Sellers and their representatives full access during normal business hours to the accounting books and records and personnel of the Companies and their subsidiaries (including the right to make copies of such books and records), and the Purchaser shall execute (and shall cause the Companies and their subsidiaries to execute) such documents as the Sellers may reasonably request to enable the Sellers to file any required reports or tax returns or to make representations or submissions to any tax authorities relating to the sale of the Shares or relating to the Companies or any of their subsidiaries, to defend any litigation involving the Sellers or any Non-Company Affiliate or otherwise for a valid business purpose, on terms and conditions reasonably acceptable to the Purchaser and in accordance with applicable law. The Purchaser shall not dispose of such accounting books and records during the four-year period beginning with the Closing Date without the Sellers' consent, which shall not be unreasonably withheld. Following the expiration of such four-year period, the Purchaser may dispose of such accounting books and records at any time upon giving 30 days' prior written notice to the Sellers, unless the Sellers agree to take possession of such books and records within 30 days at no expense to the Purchaser.

             8.8 NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent in the United States by registered or certified mail return receipt requested, when sent; (b) if sent in the United States or abroad, by reputable overnight air courier (such as DHL or Federal Express), two business days after mailing; (c) if sent by facsimile transmission, with a copy mailed on the same day in the manner provided in (a) or (b) above, when transmitted and receipt is confirmed by telephone; or (d) if otherwise actually personally delivered, when delivered, and shall be delivered as follows:

             if to the Sellers, to:

                   Nutcracker Trustee
                   c/o R & H Trust Co (Jersey) Limited
                   P.O. Box 83
                   31 Pier Road
                   St. Helier, Jersey JE4 8PW
                   Channel Islands
                   Tel: 011-44-1534-825-200
                   Fax: 011-44-1534-825-250
                   Attention:  David Goar


                   HB L.P.
                   Ernst & Young Trust Company (Jersey) Limited
                   P.O. Box 621
                   Le Gallais Chambers
                   54 Bath Street
                   St. Helier, Jersey JE4 84D
                   Channel Islands
                   Tel: 011-44-1534-501-000
                   Fax: 011-44-1534-723-265
                   Attention: Fiona Gower

                   697163 Alberta Ltd
                   c/o Macleod Dixon
                   3700 Canterra Tower
                   400 Third Avenue S.W.
                   Calgary, Alberta,
                   Canada T2P 4H2
                   Tel:  (403) 267-8222
                   Fax:  (403) 264-5973
                   Attention:  James G. McKee

                   William C. Burkhardt
                   Austin Quality Foods, Inc.
                   One Quality Lane
                   Cary, North Carolina  27513-2004
                   Tel:  (919) 677-3265
                   Fax:  (919) 677-0017

             in each case, with a copy to:

                   Debevoise & Plimpton
                   875 Third Avenue
                   New York, New York  10022
                   Tel:  (212) 909-6000
                   Fax:  (212) 909-6836
                   Attention:  Hans Bertram-Nothnagel

             If to the Sellers' Representative:

                   Hans Bertram-Nothnagel
                   Debevoise & Plimpton
                   875 Third Avenue
                   New York, New York  10022
                   Tel:  (212) 909-6000
                   Fax:  (212) 909-6836

             in each case, with a copy to:

                   Debevoise & Plimpton
                   875 Third Avenue
                   New York, New York  10022
                   Tel:  (212) 909-6000
                   Fax:  (212) 909-6836
                   Attention:  Hans Bertram-Nothnagel

             if to the Purchaser:

                   Keebler Foods Company
                   677 Larch Avenue

                   Elmhurst, Illinois  60126
                   Attention:  Sam K. Reed

             with a copy to:

                   Winston & Strawn
                   35 W. Wacker Drive
                   Chicago, Illinois  60601
                   Tel:  (312) 558-5600
                   Fax:  (312) 558-5700
                   Attention:  Bruce A. Toth

or, in each case, to such other address or to such other person as may be specified in writing to the other parties hereto.

             8.9 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that any assignment, by operation of law or otherwise, by any party hereto shall require the prior written consent of the other parties and any purported assignment or other transfer without such consent shall be void and unenforceable; PROVIDED that the Purchaser may assign its rights hereunder and to the Shares to an affiliate of the Purchaser without the consent of the other parties hereto; and PROVIDED FURTHER that, in the event of any such assignment the Purchaser will continue to be bound by the provisions of this Agreement; and PROVIDED FURTHER that, the Nutcracker Trustee may transfer legal ownership of the shares of Peasblossom and all of its rights and obligations under this Agreement to a successor trustee if such successor trustee agrees to be bound by the terms of this Agreement and assume all of the rights and obligations of the Nutcracker Trustee set forth herein; and PROVIDED FURTHER that, in the event of any such assignment, the Nutcracker Trustee will be released from all of its obligations hereunder.

             8.10 NO THIRD PARTY BENEFICIARIES. Except as provided in Section 7, nothing in this Agreement shall confer any rights upon any person or entity which is not a party or a successor or permitted assignee of a party to this Agreement.

             8.11 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

             8.12 INTERPRETATION. The section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to the Sellers' knowledge or the knowledge of the Sellers shall mean the actual knowledge of Dr. Bettina Bahlsen, Hubertus Bahlsen, Dagmar Fortmuller and William C. Burkhardt after reasonable investigation and due inquiry. The disclosure of any matter in any Schedule hereto shall expressly not be deemed to constitute an admission by the Sellers or the Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement or that such matter is required to be disclosed or that the existence of such would if not disclosed constitute a breach or violation of this Agreement.

             8.13 GOVERNING LAW. This Agreement shall be construed, performed and enforced in accordance with the laws of the State of New York, without regard to the conflicts of law principles of such state.

             8.14 ARBITRATION. (a) GENERAL. Any controversy or claim arising out of or relating to this Agreement or the breach hereof shall be finally settled by arbitration. The arbitration shall be held in New York, New York and shall be conducted in accordance with the Rules of the American Arbitration Association ("AAA") in effect at the time of the arbitration. The arbitration shall be conducted in the English language. The arbitration proceedings, all documents and all testimony, written or oral, produced in connection therewith, and the arbitration award shall be confidential.

             (b) SELECTION OF THE ARBITRATORS. The arbitration panel shall consist of three arbitrators, each of whom shall be an attorney duly licensed to practice law. The party initiating arbitration (the "CLAIMANT") shall appoint one arbitrator in its demand (the "DEMAND"). The other party (the "RESPONDENT") shall appoint one arbitrator within 30 days of receipt of the Demand (whether the Demand is received from the Claimant or from the AAA) and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30-day period, the arbitrator named in the Demand shall decide the controversy or claim as a sole arbitrator. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the arbitrators appointed by the Claimant and Respondent have appointed a third arbitrator and the third arbitrator has accepted the appointment, the two arbitrators shall promptly notify the parties of the appointment of the third arbitrator. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties, either party may request the AAA to appoint the third arbitrator within 30 days after such request and shall notify the parties of the appointment. The third arbitrator shall act as Chair of the panel.

             (c) INTERIM ORDERS. In addition to the authority conferred on the arbitrators by the AAA and by law, the arbitrators shall have the authority to order such discovery and production of documents, including the deposition of party witnesses, and to make such orders for interim relief, including injunctive relief, as they may deem just and equitable.

             (d) THE AWARD. The arbitral award may grant any relief deemed by the arbitrators to be just and equitable, including, without limitation, specific performance. The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the parties to the arbitration, and may include an award of costs, including reasonable attorneys' fees and disbursements.

             (e) SPECIFIC ENFORCEMENT. The foregoing agreement to arbitrate shall be specifically enforceable.

             8.15 THE SELLERS' REPRESENTATIVE. (a) EXEMPTIONS. Notwithstanding anything in this Section 8.15 to the contrary, the Sellers' Representative (as hereafter defined) shall have no authority to take any action or settle any dispute arising under this Agreement which relates solely to Maintree or Peasblossom; any such action or dispute shall be settled by HB L.P., in the case of Maintree, and the Nutcracker Trustee, in the case of Peasblossom.

       (b) APPOINTMENT. Subject to the limitations set forth in subsection (a) above, each Seller, Dr. Bettina Bahlsen and Hubertus Bahlsen hereby irrevocably makes, constitutes and appoints Hans Bertram-Nothnagel as his or its agent and representative (the "SELLERS' REPRESENTATIVE") for all purposes under this Agreement. In the event of the death, resignation or incapacity of the Sellers' Representative, Sellers, Dr. Bettina Bahlsen and Hubertus Bahlsen shall promptly designate another individual to act as their representative under this Agreement so that at all times there will be a Sellers' Representative with the authority provided in this Section 8.15. Such successor Sellers' Representative shall be designated by all of the Sellers, Dr. Bettina Bahlsen and Hubertus Bahlsen by an instrument in writing signed by all of the Sellers, Dr. Bettina Bahlsen and Hubertus Bahlsen (or their successors in interest), and such appointment shall become effective as to the successor Sellers' Representative when such instrument shall have been delivered to him or her and a copy thereof delivered to the Purchaser.

       (c) AUTHORIZATION. The Sellers, Dr. Bettina Bahlsen and Hubertus Bahlsen hereby authorize the Sellers' Representative, on their behalf and in their name, to:

             (i) receive all notices or documents given or to be given to the Sellers by the

       Purchaser pursuant hereto or in connection herewith and to receive and accept service of legal process in connection with any suit or proceeding arising under this Agreement;

             (ii) deliver at the Closing the certificates for the Shares in exchange for the consideration payable with respect to such securities;

             (iii) deliver to the Purchaser at the Closing all certificates and documents to be delivered to the Purchaser by the Sellers pursuant to this Agreement, together with any other certificates and documents executed by the Sellers and deposited with the Sellers' Representative for such purpose;

             (iv) engage counsel, and such accountants and other advisors for the Sellers in connection with the transactions contemplated hereby as the Sellers' Representative may deem appropriate; and

             (v) take such action on behalf of the Sellers, Dr. Bettina Bahlsen and Hubertus Bahlsen as the Sellers' Representative may deem appropriate in respect of:

                   (A) waiving any inaccuracies in the representation or warranties of the Purchaser contained in this Agreement or in any document delivered by the Purchaser pursuant hereto;

                   (B) waiving the fulfillment of any of the conditions precedent to the Sellers' obligations hereunder;

                   (C) such other action as the Sellers' Representative is authorized to take under this Agreement;

                   (D) receiving all documents or certificates and making all determinations, on behalf of the Sellers, Dr. Bettina Bahlsen and Hubertus Bahlsen required under this Agreement;

                   (E) all such other matters as the Sellers' Representative may deem necessary or appropriate to consummate this Agreement and the transactions contemplated hereby; and

                   (F) all such action as may be necessary after the Closing Date to carry out any of the transactions contemplated by this Agreement.

       (d) IRREVOCABLE APPOINTMENT. The appointment of the Sellers' Representative hereunder is irrevocable and any action taken by the Sellers' Representative pursuant to the authority granted in this Section 8.15 shall be effective and absolutely binding on each Seller, Dr. Bettina Bahlsen and Hubertus Bahlsen notwithstanding any contrary action of, or direction from, a Seller, Dr. Bettina Bahlsen and Hubertus Bahlsen, except for actions taken by the Sellers' Representative which are in bad faith or grossly negligent. The dissolution, death or incapacity of a Seller, Dr. Bettina Bahlsen or Hubertus Bahlsen shall not terminate the prior authority and agency of the Sellers' Representative.

       (e) PURCHASER'S RELIANCE. Purchaser shall not be obliged to inquire into the authority of the Sellers' Representative, and the Purchaser shall be fully protected in dealing with the Sellers' Representative in good faith.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                               R & H TRUST CO (JERSEY) LIMITED

                                               By /S/ DAVID GUSTAVE GOAR
                                                  ------------------------------
                                                  Name:  David Gustave Goar

                                               By /S/ ANGUS SPENCER-NAIRN
                                                  ------------------------------
                                                  Name:  Angus Spencer-Nairn
                                                  Title: Director



                                               HB MARKETING & FRANCHISING L.P.

                                               By /S/ HUBERTUS BAHLSEN
                                                  ------------------------------
                                                  Name:  Hubertus Bahlsen
                                                  Title: General Partner



                                               697163 ALBERTA LTD.

                                               By /S/ DEGMER FORTMULLER
                                                  ------------------------------
                                                  Name:  Degmer Fortmuller
                                                  Title: President



                                               WILLIAM C. BURKHARDT

                                               /s/ WILLIAM C. BURKHARDT
                                               ---------------------------------



                                               KEEBLER FOODS COMPANY

                                               By /S/ E. NICHOL MCCULLY
                                                  ------------------------------
                                                  Name:  E. Nichol McCully
                                                  Title: Sr. Vice President and
                                                         Chief Financial Officer

                                               AUSTIN QUALITY FOODS, INC.

                                               By /S/ WILLIAM C. BURKHARDT
                                                  ------------------------------
                                                  William C. Burkhardt
                                                  President and Chief Executive
                                                  Officer



Agreed, solely for the purposes of Sections 4.14, 7.2.1 and 8.15, by:


/S/ DR. BETTINA BAHLSEN
-----------------------------
Dr. Bettina Bahlsen


/S/ HUBERTUS BAHLSEN
-----------------------------
Hubertus Bahlsen

The following schedules to the Stock Purchase Agreement have been omitted. The Company hereby undertakes to furnish supplementally a copy of such omitted schedules to the Commission upon request.

SCHEDULE                TITLE
----------------------  --------------------------------------------------------

SCHEDULE 2.2            NO CONFLICTS; CONSENTS AND APPROVALS, ETC.

SCHEDULE 2.4            SHARES

SCHEDULE 2.5            SUBSIDIARIES

SCHEDULE 2.6            FINANCIAL STATEMENTS

SCHEDULE 2.7            UNDISCLOSED LIABILITIES

SCHEDULE 2.8            PROPERTY

SCHEDULE 2.9            CONTRACTS

SCHEDULE 2.10           EMPLOYMENT AGREEMENTS AND PLANS

SCHEDULE 2.11           INTELLECTUAL PROPERTY

SCHEDULE 2.13           LITIGATION

SCHEDULE 2.14           TAXES

SCHEDULE 2.15           ABSENCE OF CHANGES

SCHEDULE 2.16           ENVIRONMENTAL COMPLIANCE AND CONDITIONS

SCHEDULE 2.17           BANKING ARRANGEMENTS

SCHEDULE 2.18           AFFILIATE TRANSACTIONS

SCHEDULE 4.2            CONDUCT OF BUSINESS